                                   EXHIBIT 2.7

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                         AFFILIATED MANAGERS GROUP, INC.

                                    as "AMG"

                          CONSTITUTION MERGER SUB, INC.

                                 as "Merger Sub"

                    ESSEX INVESTMENT MANAGEMENT COMPANY, INC.

                                as the "Company"

                                       and

              The Majority Stockholders of the Company Named Herein

                          Dated as of January 15, 1998


                      AGREEMENT AND PLAN OF REORGANIZATION

                                      INDEX

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SECTION 1.       THE MERGER..................................................2
           1.1   The Merger..................................................2
           1.2   Effective Time..............................................2
           1.3   Effects of the Merger.......................................2
           1.4   Articles of Organization....................................2
           1.5   By-Laws.....................................................3
           1.6   Directors and Officers......................................3
           1.7   Conversion of Securities of the Company.....................3
           1.8   Additional Consideration....................................4
           1.9   Time and Place of Closing...................................4
           1.10  Further Assurances..........................................4
           1.11  Transfer Taxes..............................................5
           1.12  Supplemental Purchase Agreement.............................5
           1.13  Redemption Agreement........................................5

SECTION 2.       CONTRIBUTION OF ASSETS AND RESTATEMENT OF LLC
                 AGREEMENT...................................................5

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 AND MAJORITY STOCKHOLDERS...................................6
           3.1   Making of Representations and Warranties....................6
           3.2   Organization and Qualification of the Company and the LLC...6
           3.3   Capital Stock of the Company; Beneficial Ownership..........7
           3.4   Subsidiaries................................................7
           3.5   Authority of the Company....................................8
           3.6   Real and Personal Property.................................10
           3.7   Assets Under Management....................................11
           3.8   Financial Statements.......................................11
           3.9   Taxes......................................................12
           3.10  Collectibility of Accounts Receivable......................14
           3.11  Absence of Certain Changes.................................14
           3.12  Ordinary Course............................................16
           3.13  Banking Relations..........................................16
           3.14  Intellectual Property......................................16
           3.15  Contracts..................................................18
           3.16  Litigation.................................................19
           3.17  Compliance with Laws.......................................20
           3.18  Business; Registrations....................................20
           3.19  Insurance..................................................22
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                                       (i)
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           3.20  Powers of Attorney.........................................22
           3.21  Finder's Fee...............................................22
           3.22  Corporate Records; Copies of Documents.....................22
           3.23  Transactions with Interested Persons.......................22
           3.24  Employee Benefit Programs..................................23
           3.25  Directors, Officers and Employees..........................25
           3.26  Non-Foreign Status.........................................26
           3.27  Transfer of Shares.........................................26
           3.28  Stock Repurchase...........................................26
           3.29  Code of Ethics.............................................26
           3.30  Certain Representations and Warranties as to Collective
                 Investment Vehicles........................................26

SECTION 4.       SEVERAL REPRESENTATIONS AND WARRANTIES OF
                 MAJORITY STOCKHOLDERS......................................29
           4.1   Company Shares.............................................29
           4.2   Authority..................................................29
           4.3   Ownership of LLC Interests.................................30
           4.4   Finder's Fee...............................................30
           4.5   Investment Advisory Representation.........................30
           4.6   Agreements.................................................30
           4.7   Employment Data............................................31
           4.8   Good Health................................................31

SECTION 5.       COVENANTS OF THE COMPANY AND THE MAJORITY
                 STOCKHOLDERS...............................................31
           5.1   Making of Covenants and Agreements.........................31
           5.2   Client Consents............................................31
           5.3   Authorizations.............................................32
           5.4   Authorization from Others..................................32
           5.5   Status.....................................................32
           5.6   Conduct of Business........................................33
           5.7   Financial Statements.......................................34
           5.8   Preservation of Business and Assets........................35
           5.9   Observer Rights and Access.................................35
           5.10  Notice of Default..........................................35
           5.11  Consummation of Agreement..................................35
           5.12  Cooperation of the Company and Stockholders................36
           5.13  No Solicitation of Other Offers............................36
           5.14  Confidentiality............................................36
           5.15  Tax Returns................................................37
           5.16  Policies and Procedures....................................37
           5.17  No Violation of LLC Agreement..............................37


                                      (ii)
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           5.18  Subsidiaries; Investments in Other Persons.................37
           5.19  LLC Interests..............................................37
           5.20  Employee Programs..........................................38
           5.21  Foreign Qualifications.....................................38
           5.22  Liens......................................................38

SECTION 5A.      COVENANTS OF THE COMPANY, THE MAJORITY
                 STOCKHOLDERS AND AMG WITH RESPECT TO CERTAIN TAX
                 MATTERS....................................................38
           5A.1  Section 338(h)(10) Election................................38
           5A.2. Tax Periods Ending on or Before the Closing Date...........39
           5A.3. Cooperation on Tax Matters.................................40
           5A.4  Tax Status.................................................40

SECTION 6.       REPRESENTATIONS AND WARRANTIES OF AMG......................40
           6.1   Making of Representations and Warranties...................40
           6.2   Organization of AMG........................................41
           6.3   Authority of AMG...........................................41
           6.4   Capitalization.............................................41
           6.5   Litigation.................................................42
           6.6   Acquisition of Shares for Investment.......................42
           6.7   Finder's Fee...............................................43
           6.8   Merger Sub.................................................43
           6.9   Financial Statements.......................................43
           6.10  Absence of Changes.........................................43

SECTION 7.       COVENANTS OF AMG...........................................44
           7.1   Making of Covenants and Agreement..........................44
           7.2   Confidentiality............................................44
           7.3   Cooperation of AMG.........................................44
           7.4   HSR Act....................................................44
           7.5   Notice of Default..........................................44
           7.6   Consummation of Agreement..................................45
           7.7   Contribution to LLC........................................45
           7.8   Transactions in AMG Shares.................................45

SECTION 8.       CONDITIONS TO THE OBLIGATIONS OF AMG.......................45
           8.1   Litigation; No Opposition..................................45
           8.2   Representations, Warranties and Covenants..................46
           8.3   Client Consents............................................47
           8.4   Transfer...................................................48
           8.5   Registration as an Investment Adviser......................48
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                                      (iii)
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           8.6   Other Approvals............................................48
           8.7   HSR Act....................................................48
           8.8   Restated LLC Agreement.....................................48
           8.9   Employment Agreements......................................48
           8.10  Non Solicitation/Non Disclosure Agreements.................49
           8.11  Capitalization, Net Worth and Working Capital of the
                 Company and the LLC........................................49
           8.12  Delivery...................................................49
           8.13  Material Adverse Effect....................................51

SECTION 9.       CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
                 MAJORITY STOCKHOLDERS......................................51
           9.1   No Litigation; No Opposition...............................51
           9.2   Representations, Warranties and Covenants..................52
           9.3   Client Consent.............................................52
           9.5   Registration as an Investment Adviser......................53
           9.6   HSR Act....................................................53

SECTION 10.  TERMINATION OF AGREEMENT; RIGHTS TO PROCEED....................54
           10.1  Termination................................................54
           10.2  Effect of Termination......................................54
           10.3  Right to Proceed...........................................54

SECTION 11.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING...................55
           11.1  Survival of Representations, Warranties and Covenants......55
           11.2  Regulatory Filings.........................................55

SECTION 12.  INDEMNIFICATION................................................56
           12.1  Indemnification by the Majority Stockholders...............56
           12.2  Limitations on Indemnification by the Majority Stockholders56
           12.3  Indemnification by AMG.....................................57
           12.4  Limitation on Indemnification by AMG.......................58
           12.5  Notice; Defense of Claims..................................58
           12.6  Satisfaction of Indemnification Obligations................59
           12.7  Procedure..................................................60
           12.8  Exclusive Remedy...........................................60

SECTION 13.  DEFINITIONS....................................................60
           13.1  Definitions................................................60

SECTION 14.  MISCELLANEOUS..................................................65
           14.1  Fees and Expenses..........................................65
           14.2  Dispute Resolution.........................................66
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                                      (iv)
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           14.3  Waivers....................................................66
           14.4  Governing Law..............................................67
           14.5  Notices....................................................67
           14.6  Entire Agreement; Severability.............................68
           14.7  Assignability; Binding Effect..............................68
           14.8  Captions and Gender........................................69
           14.9  Execution in Counterparts..................................69
           14.10 Amendments.................................................69
           14.11 Publicity and Disclosures..................................69
           14.12 Consent to Jurisdiction....................................69
           14.13 Guarantee..................................................69


                                       (v)

                                    EXHIBITS

Exhibit 1.2          -    Form of Articles of Merger
Exhibit 1.7A         -    Certificate of Designations
Exhibit 1.7B         -    Escrow Agreement
Exhibit 1.12         -    Form of Supplemental Purchase Agreement (including
                          exhibits)
Exhibit 1.13         -    Form of Redemption Agreement (including exhibits)
Exhibit 2.1A         -    Form of Initial LLC Contribution Agreement
Exhibit 2.1B         -    Form of Final LLC Contribution Agreement
Exhibit 2.2          -    Form of Restated LLC Agreement
Exhibits 5.2A, 5.2B,
      5.2C and 5.2D  -    Forms of Client Consent Letters
Exhibit 6.9          -    Financials of AMG
Exhibit 8.9          -    Form of Employment Agreement
Exhibit 8.10         -    Form of Non Solicitation Agreement
Exhibit 8.12(i)      -    Form of Opinion of Counsel to the Company, the LLC
                          and the Stockholders
Exhibit 8.12(j)      -    Form of Release of Company and LLC from certain
                          liabilities
Exhibit 8.12(k)      -    Form of Representation Certificate
Exhibit 8.12(l)      -    Form of Consent Certificate
Exhibit 8.12(m)      -    Form of Capitalization, Net Worth and Working
                          Capital Certificate
Exhibit 8.12(o)      -    Form of Supplemental Indemnification Agreement
Exhibit 8.12(p)      -    Form of Bermuda counsel opinion
Exhibit 8.13         -    Form of Material Adverse Effect Certificate
Exhibit 9.4(f)       -    Form of Opinion of Counsel to AMG

                                    SCHEDULES

Schedule 1.7         -    Stockholders and Shares; Consideration
Schedule 1.13        -    Redeeming Stockholders
Schedule 3.2(b)      -    Foreign Qualification (LLC)
Schedule 3.3         -    Capital Stock; Voting Agreements
Schedule 3.4(a)      -    Subsidiaries
Schedule 3.4(b)(i)   -    LLC Capitalization pre-Closing
Schedule 3.4(b)(ii)  -    LLC Capitalization post-Closing and LLC Contribution
Schedule 3.5         -    Approvals; Waivers
Schedule 3.6(a)      -    Real Property
Schedule 3.6(b)      -    Assets
Schedule 3.7         -    Advisory Contracts; Assets Under Management
Schedule 3.8         -    Financial Statements
Schedule 3.9         -    Taxes
Schedule 3.10        -    Accounts Receivable
Schedule 3.11        -    Adverse Changes


                                      (vi)

Schedule 3.13        -    Banking Relations
Schedule 3.14        -    Intellectual Property
Schedule 3.15        -    Contracts; Commitments
Schedule 3.18(a)     -    Clients
Schedule 3.18(b)     -    Investment Adviser Qualification
Schedule 3.19        -    Insurance
Schedule 3.24        -    Employee Program
Schedule 3.25(a)     -    Directors and Officers; Certain Employees
Schedule 3.25(b)     -    Employment Arrangements
Schedule 3.27        -    Share Transfers
Schedule 3.28        -    Repurchases
Schedule 4.5         -    Charitable Organizations
Schedule 4.7         -    Employment Data
Schedule 4.8         -    Good Health
Schedule 6.3         -    Consents
Schedule 6.4         -    AMG's Capitalization
Schedule 6.10        -    Adverse Changes
Schedule 12.2(a)     -    Stockholder Indemnification Amounts


                                      (vii)

                      AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT entered into as of January 15, 1998, by and among Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), Constitution Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of AMG ("Merger Sub"), Essex Investment Management Company, Inc., a Massachusetts corporation (the "Company"), and the holders of the Company's capital stock party hereto collectively referred to as the "Majority Stockholders" and, each individually as a "Majority Stockholder").

                               W I T N E S S E T H

      WHEREAS, the Company is engaged in the business of providing investment management and advisory services to private accounts of certain institutional and individual investors;

      WHEREAS, the Stockholders (as this and other capitalized terms are defined in Section 13.1) own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of thirty-one thousand five hundred fifty (31,550) shares of the Company's Common Stock, par value $1 per share (the "Common Stock") and fourteen thousand nine hundred fifty (14,950) shares of the Company's Class A Non-Voting Common Stock, par value $1 per share (the "Class A Stock") (said shares of Common Stock and Class A Stock being referred to herein collectively as the "Company Shares");

      WHEREAS, the Company and the Majority Stockholders and certain other Persons have formed Essex Investment Management Company, LLC;

      WHEREAS, the parties hereto desire, and the Boards of Directors of AMG and the Company have each determined that it is in the best interests of their respective stockholders, and the Majority Stockholders of the Company have determined, to enter into this agreement and the Supplemental Purchase Agreement providing for the acquisition by AMG, of the Company, by means of a merger of Merger Sub with and into the Company, and further desire that, in connection therewith, the LLC's Existing Limited Liability Company Agreement be amended and restated into the Restated LLC Agreement;

      WHEREAS, the parties hereto desire and intend that, immediately following the Closing (as such term is defined in Section 1.8), the Company will contribute all or substantially all of its assets to Essex Investment Management Company, LLC, a Delaware limited liability company (the "LLC"); and

      WHEREAS, to induce the parties hereto to enter into this Agreement, and to receive the benefits that will accrue to them if Merger Sub merges with and into the Company as contemplated hereby, the Company and the parties hereto have agreed to make certain representations, warranties and covenants as set forth herein.

      NOW, THEREFORE, in order to consummate said merger and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  THE MERGER

      1.1 The Merger. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations, warranties and covenants herein set forth, at the Effective Time (as such term is defined in Section 1.2), in accordance with this Agreement and the provisions of the Business Corporation Law of the Commonwealth of Massachusetts, Merger Sub hereby agrees to and AMG hereby agrees to cause the Merger Sub to merge with and into the Company (the "Merger"). The Company shall be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") of the Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts as a subsidiary of AMG. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

      1.2 Effective Time. The Merger shall become effective at the time the Secretary of State of the Commonwealth of Massachusetts endorses his approval on the articles of merger in the form attached hereto as Exhibit 1.2 (the "Articles of Merger"), which shall be filed (accompanied by the applicable fee) with the Secretary of State of the Commonwealth of Massachusetts on the date of the Closing. The "Effective Time" shall be the date and time when the Merger becomes effective. The parties hereto agree to execute, act on, make and amend (as AMG or the Company deems necessary or appropriate) all filings or other recordings required in connection with the Merger.

      1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects provided herein and set forth in the applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation (it being understood that (i) the Majority Stockholders shall be liable for certain liabilities set forth in Section 12 of this Agreement and (ii) all liabilities of the Company will be transferred to the LLC pursuant to the LLC Contribution).

      1.4 Articles of Organization. The Articles of Organization of the Surviving Corporation shall be the Articles of Organization of Merger Sub immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and such Articles of Organization.

      1.5 By-Laws. Unless otherwise determined by AMG prior to the Effective Time, the By-laws of the Surviving Corporation shall be the By-laws of Merger Sub immediately prior to the Effective Time, until thereafter amended in accordance with applicable law, the Articles of Organization of the Surviving Corporation and such By-laws.

      1.6 Directors and Officers. Unless otherwise determined by AMG prior to the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Organization and By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

      1.7   Conversion of Securities of the Company.

            (a) At the Effective Time, all of the shares of Company Common Stock and all of the shares of Company Class A Stock issued and outstanding immediately prior to the Effective Time and all rights attached thereto, shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, subject to adjustment as provided in this Section 1.7: (i) cash in the aggregate amount of sixty-nine million six hundred thousand dollars ($69,600,000) and (ii) one million seven hundred fifty thousand nine hundred forty two (1,750,942) shares of AMG's Series C Non-Voting Convertible Stock, $.01 par value per share (the "AMG Shares" and, together with such cash, the "Merger Consideration"), established and designated under the Certificate of Designations of AMG attached hereto as Exhibit 1.7A (the "Certificate of Designations"). At the Effective Time, the Merger Consideration shall be allocated among the Stockholders and to the escrow agent under the Escrow Agreement and shall be paid to the Stockholders and, in the case of the cash portion of the Merger Consideration, to the escrow agent on behalf of the holders of Company Shares named in, and pursuant to the terms and conditions of, the Escrow Agreement in substance materially consistent with that attached hereto as Exhibit 1.7B (the "Escrow Agreement") as set forth in
Schedule 1.7. In addition, pursuant to the terms of the Escrow Agreement, AMG will, from time to time and as additional Merger Consideration, deliver to such escrow agent the number of additional AMG Shares set forth in Schedule 1.7.

            (b) If, as of the Closing, the Company shall have received Consents from clients whose investment advisory agreements provide for the payment (based on the Contract Value of each such investment advisory agreement) of fees constituting less than ninety-five percent (95%) of the Base Fees, then the Merger Consideration delivered to each Stockholder pursuant to Section 1.7(a) shall be subject to further adjustment, as set forth in Schedule 1.7.

            (c) All of the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.7 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Common Stock shall thereafter represent only the right to receive the portion of the Merger Consideration into which the shares of Common Stock represented by such certificate have been converted pursuant to this Section 1.7. Certificates previously representing shares of Common Stock and Class A Stock shall be surrendered at the Closing and shall be exchanged for Merger Consideration paid in consideration therefor, without any interest thereon.

      1.8   Additional Consideration.

            (a) In the event that any Client which (a) has a contract that neither prohibits assignment by its terms nor terminates by its terms upon consummation of the transactions contemplated hereby does not Consent at or prior to the Closing (and AMG in its sole discretion does not elect to treat such client as having Consented at the Closing), then (a) such Client shall be treated, for purposes of calculating the Merger Consideration hereunder, as having withdrawn its assets, but the Company or the LLC may continue to provide services to such Client and (b) in the event that, as of the date that is sixty
(60) days after the date of the Closing, the Company or the LLC is able to obtain the Consent of such Client, then the Company shall make an additional payment to the escrow agent under the Escrow Agreement, in accordance with
Schedule 1.7, unless AMG and the Majority Stockholders agree otherwise.

            (b) In the event that any Client which has a contract that prohibits assignment by its terms or terminates by its terms upon consummation of the transactions contemplated hereby does not Consent at or prior to the Closing (and AMG in its sole discretion does not elect to treat such client as having Consented at Closing), then (a) such Client shall be treated, for purposes of calculating the Merger Consideration hereunder, as having withdrawn its assets, but the Company or the LLC may continue to provide services to such Client and
(b) in the event that, as of or prior to the date that is sixty (60) days after the date of the Closing, the LLC is able to enter into a contract with such Client with substantially identical terms, then the Company shall make an additional payment to the escrow agent under the Escrow Agreement, in accordance with Schedule 1.7, unless AMG and the Majority Stockholders otherwise agree.

      1.9 Time and Place of Closing. The closing of the Merger and the related transactions provided for in this Agreement (herein called the "Closing") shall be held at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, Boston, Massachusetts at 10:00 a.m. local time on the date of the Closing, which shall be five (5) business days after the fulfillment or waiver of each of the conditions set forth in Sections 8 (other than Section 8.12) and 9 (other than Section 9.4) hereof (or following the extension period as contemplated by
Section 8.1 and Section 9.1) or at such other place, or an earlier or later date or time as may be mutually agreed upon by AMG and the Company.

      1.10 Further Assurances. The Majority Stockholders shall (in their respective capacities as individuals and as officers of the Company), from time to time after the Closing, at the request of AMG and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as AMG may reasonably require to fully implement the provisions of this Agreement.

      1.11 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the Merger will be borne and paid fifty percent (50%) by the Stockholders (pro rata in accordance with the Merger Consideration received by them hereunder) and fifty percent (50%) by AMG, and the parties shall promptly reimburse each other in accordance with such allocation for any such tax, fee or duty which any of them is required to pay under applicable law.

      1.12 Supplemental Purchase Agreement. Each Stockholder (including each Majority Stockholder but excluding those Stockholders listed on Schedule 1.13) who is not a Majority Stockholder has executed and delivered a Supplemental Purchase Agreement.

      1.13 Redemption Agreement. Each Stockholder listed on Schedule 1.13 has executed and delivered a Redemption Agreement in the form attached as Exhibit
1.13 hereto (the "Redemption Agreement"), including the exhibits and attachments thereto.

SECTION 2.  CONTRIBUTION OF ASSETS AND RESTATEMENT OF LLC
            AGREEMENT.

      2.1 LLC Contribution. Prior to the Closing, the Company shall transfer certain liabilities and obligations to the escrow agent under the Escrow Agreement in accordance with the terms thereof. Promptly following the close of business on the day of the Closing (and in any event prior to the end of such day), the Surviving Corporation and the LLC shall, and the Surviving Corporation shall cause the LLC to: (i) enter into the LLC Contribution Agreement in the form attached hereto as Exhibit 2.1A (the "Initial LLC Contribution Agreement"), as well as each of the other agreements, documents and instruments contemplated thereby, and (ii) perform each of the transactions contemplated by the LLC Contribution Agreement as well as each of the other agreements, documents and instruments contemplated thereby. On the business day first following the day of the Closing (but in any event prior to the commencement of business on such first following day), the Surviving Corporation and the LLC shall, and the Surviving Corporation shall cause the LLC to: (i) enter into the LLC Contribution Agreement in the form attached hereto as Exhibit 2.1B (the "Final LLC Contribution Agreement" and together with the Initial LLC Contribution Agreement, the "LLC Contribution Agreement"), as well as each of the other agreements, documents and instruments contemplated thereby, and (ii) perform each of the transactions contemplated by the Final LLC Contribution Agreement as well as each of the other agreements, documents and instruments contemplated thereby. (Together, such transactions are referred to herein as the "LLC Contribution.")

      2.2 LLC Agreement. Immediately following the Closing, the Surviving Corporation and each of the Stockholders as indicated on Schedule 3.4(b)(ii) shall amend and restate the Existing LLC Agreement into the Limited Liability Company Agreement in the form attached hereto as Exhibit 2.2 (the "Restated LLC Agreement").

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
            MAJORITY STOCKHOLDERS.

      3.1 Making of Representations and Warranties. As a material inducement to AMG and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Majority Stockholders jointly and severally hereby makes to AMG and Merger Sub the representations and warranties contained in this Section 3; provided, however, that each of the Stockholders severally and not jointly, makes the representations set forth in
Section 3.3(b) hereof on his own behalf. After the Closing, no Stockholder shall have any right of indemnity or contribution from Merger Sub or the LLC (or any other right against Merger Sub or the LLC) with respect to any breach of a representation or warranty of the Majority Stockholders or the Company hereunder.

      3.2   Organization and Qualification of the Company and the LLC.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the Company's Articles of Organization, as amended to date (the "Articles of Organization"), certified by the Secretary of State of the Commonwealth of Massachusetts, and of the Company's By-laws, as amended to date, certified by the Company's Clerk, and heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Organization or By-laws. The Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification.

            (b) The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority under the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101, et seq., as amended from time to time (the "Delaware Act") and the Existing LLC Agreement (and, after the effectiveness of the Restated LLC Agreement, the Restated LLC Agreement) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted (and, after giving effect to the Closing and the LLC Contribution, the business currently conducted by the Company). The copies of the LLC's Existing LLC Agreement (as such term is defined in Section 13.1), certified by the Clerk of the Company in its capacity as Manager Member of the LLC, and of the LLC's Certificate of Formation, as amended to date (the "Existing Certificate of Formation"), certified by the Secretary of State of the State of Delaware, each as heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. The LLC is not in violation of any term of the Existing LLC Agreement. The LLC is duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. As of the Closing, the LLC shall be duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the nature of the business it will conduct after giving effect to the LLC Contribution, or the ownership or leasing of the properties it will receive in the LLC Contribution, requires such qualification, and such jurisdictions are listed on Schedule 3.2(b).

      3.3   Capital Stock of the Company; Beneficial Ownership.

            (a) The authorized capital stock of the Company consists only of (i) two hundred fifty thousand (250,000) shares of Common Stock, $1.00 par value per share, of which thirty-one thousand five hundred fifty (31,550) shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable and of which two hundred eighteen thousand four hundred fifty (218,450) shares are authorized but unissued, and (ii) twenty five thousand (25,000) shares of Class A Non-Voting Common Stock, $1.00 par value per share, of which fourteen thousand nine hundred fifty (14,950) shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable and of which ten thousand fifty (10,050) shares are authorized but unissued. Except as set forth in Schedule 3.3, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued or redeemed in violation of any federal or state law. Except as set forth in Schedule 3.3, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any of the Stockholders is a party. No Stockholder has any dissenter's rights or rights of appraisal in the Merger with respect to the Company's capital stock.

            (b) Each Stockholder who is not a Majority Stockholder owns of record, and to the knowledge of the Company and the Majority Stockholders, beneficially, the Company Shares set forth opposite such Stockholder's name on
Schedule 1.7. Such Company Shares are, to the knowledge of the Company and the Majority Stockholders, free and clear of any Claims, except as reflected on
Schedule 3.3. The shares of capital stock shown on Schedule 1.7 opposite each such Stockholder's name are, to the knowledge of the Company and the Majority Stockholders, the only shares of capital stock of the Company held by such Stockholder or with respect to which such Stockholder has any rights, to the knowledge of the Company and the Majority Stockholders, except as referenced on
Schedule 3.3.

      3.4   Subsidiaries.

            (a) Other than the Company's interest in the LLC, and as otherwise set forth on Schedule 3.4(a), the Company has no, nor has it ever had any, subsidiaries or investments in any other Person. The LLC has no subsidiaries or investments in any other Person.

            (b) The Company, the Stockholders and the other Persons listed on
Schedule 3.4(b)(i) hereto are all of the members of the LLC, and the capitalization of the LLC (with respect to capital accounts and interests in profits) is as set forth in
Schedule 3.4(b)(i), with all such interests owned of record and, to the knowledge of the Company and the Majority Stockholders, beneficially by the entities and in the amounts indicated on said Schedule 3.4(b)(i), in each case, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement. After giving effect to the Closing and the effectiveness of the Restated LLC Agreement, the capitalization of the LLC shall be as set forth in
Schedule 3.4(b)(ii), with all such interests owned of record and, to the knowledge of the Company and the Majority Stockholders, beneficially by the entities and in the amounts indicated in Schedule 3.4(b)(ii), in each case, free and clear of any Claims other than restrictions imposed pursuant to the Restated LLC Agreement. All outstanding interests in the LLC have been duly authorized and issued under the Existing LLC Agreement and, after giving effect to the effectiveness of the Restated LLC Agreement, the Restated LLC Agreement. After giving effect to the Closing and the restatement of the Existing LLC Agreement into the Restated LLC Agreement, the Company will be the sole Manager Member (as such term is defined in the Restated LLC Agreement) and manager (as such term is defined in the Delaware Act) of the LLC, and the Company will have good title to its interest in the LLC, as shown in Schedule 3.4(b)(ii). Except as set forth in this Agreement or in the Restated LLC Agreement, there are no rights, commitments, agreements or understandings obligating or which might obligate the LLC or any of its members (including, without limitation, the Company) to issue, transfer, sell or redeem any securities or interests in the LLC.

      3.5   Authority of the Company.

            (a) The Company has full right, authority and power to enter into this Agreement, the Restated LLC Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to, or as contemplated by, this Agreement or the Restated LLC Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of the Company and all necessary action of the Stockholders and no other action on the part of the Company or the Stockholders is required in connection therewith.

      This Agreement, the Restated LLC Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to, or as contemplated by, this Agreement or the Restated LLC Agreement constitutes, or when executed and delivered will constitute, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally. The execution, delivery and performance by the Company of this Agreement, the Restated LLC Agreement and each such other agreement, document and instrument:

                  (i) does not and will not violate any provision of the Articles of Organization or by-laws of the Company, each as amended to date;

                  (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified in Schedule 3.5, which approvals, consents and waivers identified in such Schedule (as indicated with an asterisk therein) shall have been received or made prior to the Closing or, at any earlier time required hereunder or under applicable laws, rules and regulations or the provisions of any agreement, contract or instrument; and

                  (iii) except as reflected in Schedule 3.5, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any Claim on any of the Company's assets (or the assets of the LLC) or any Person's interest in the Company (including, without limitation, the Company Shares);

      provided, however, that the representations in clauses (ii) and (iii) shall not apply to investment advisory agreements to the extent that receipt of consents from a party to such agreement is contemplated by
      Section 5.2.

            (b) The LLC has all requisite power and authority under the Existing LLC Agreement and the Delaware Act (and, after the effectiveness of the Restated LLC Agreement, under the Restated LLC Agreement and the Delaware Act) to enter into each agreement, document and instrument to be executed and delivered by the LLC pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the LLC of each such agreement, document and instrument have been duly authorized by all necessary action of the LLC and the Company (in its capacity as Manager Member of the LLC) and no other action on the part of the LLC, the Company, any of the Stockholders or any other member is required in connection therewith.

      Each agreement, document and instrument executed and delivered by the LLC pursuant to, or as contemplated by, this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the LLC enforceable in accordance with their terms. The execution, delivery and performance by the LLC of each such agreement, document and instrument:

                  (i) does not and will not violate any provision of the Existing LLC Agreement or the Restated LLC Agreement;

                  (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the LLC or require the LLC to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified in Schedule 3.5; and

                  (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the LLC is a party or by which the property of the LLC is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the LLC's assets or of any Person's interests in the LLC.

      3.6   Real and Personal Property.

            (a) Neither the Company nor the LLC owns any real property. All of the real property leased by the Company or the LLC is identified in Schedule 3.6(a) (herein referred to as the "Leased Real Property"). All leases of Leased Real Property by the Company or the LLC are identified in Schedule 3.6(a), and true and complete copies thereof have been delivered to AMG. Each of said leases has been duly authorized by the Company and the LLC, as applicable, and is in full force and effect. Neither the Company nor the LLC is in material default under any of said leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. To the Company's knowledge, the other party to each of said leases is not in material default under any of said leases and there is no event which, with the giving of notice or the passage of time, or both, would give rise to such a material default. After giving effect to the Closing and the LLC Contribution, each lease identified in Schedule 3.6(a) will be valid and effective in accordance with its terms, with the LLC having succeeded to all the rights and obligations of the Company thereunder.

            (b) Attached hereto as Schedule 3.6(b) is a list of the categories of assets of the Company and the tax basis of each such asset (or category of assets). Except as set forth in Schedule 3.6(b) hereto, as of the date hereof, the Company owns all its assets free and clear of any Claims. All the assets listed in Schedules to the LLC Contribution Agreement included in Exhibit 2.1 hereto are being transferred to the LLC and, after giving effect to such transfers, the LLC will own all such assets free and clear of any Claims except those set forth in Schedule 3.6(b). The assets listed in Schedule 3.6(b) hereto include all the material assets used in, and all the assets necessary for the conduct of the business of the Company as currently conducted and all the material assets which the LLC can reasonably be expected to require for the conduct of such business immediately following the Closing and the LLC Contribution, and are suitable and in an appropriate condition for such purpose.

      3.7   Assets Under Management.

            (a) The aggregate assets under management by the Company as of June 30, 1997 and September 30, 1997 and December 31, 1997, are accurately set forth in Schedule 3.7. In addition, set forth in Schedule 3.7 is a list as of June 30, 1997 and September 30, 1997 and December 31, 1997, of all investment management, advisory or sub-advisory contracts setting forth the name of the client under each such contract, the amount of assets under management with respect to each such contract, the fee schedule in effect with respect to each such contract, the Contract Value, and any material fee adjustments or material withdrawals from or additions to the assets under management (it being understood and agreed that withdrawals from or additions to assets under management greater than $500,000 are material) implemented since October 31, 1997 or, to the knowledge of the Company or the Majority Stockholders, presently proposed to be instituted, the consent required for the assignment by the Company of each such contract other than those that by their terms terminate upon assignment (which are so identified), and the country, if other than the United States of America, of which the client is a resident. Except as set forth in Schedule 3.7 and expressly described thereon, there are no contracts, arrangements or understandings pursuant to which the Company has undertaken or agreed to cap, waive or reimburse any or all fees or charges payable by any of the clients set forth in Schedule 3.7 or pursuant to any of the contracts set forth in Schedule
3.7. Except as is set forth in Schedule 3.7, no client of the Company has expressed, to the knowledge of the Company and the Majority Stockholders, an intention to terminate or reduce its investment relationship with the Company, or adjust the fee schedule with respect to any contract in a manner which would reduce the fee to the Company (or, after giving effect to the LLC Contribution, the fee to the LLC).

            (b) Set forth in Schedule 3.7 is a list of each client with which as of December 31, 1997 the Company has a fee based on performance or otherwise provides for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of any client, together with a description of such fee or compensation.

            (c) Each account to which the Company provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include "plan assets" of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client"), have been managed by the Company such that the Company in the exercise of such management is in compliance in all material respects with the applicable requirements of ERISA. Schedule 3.7 identifies each Client that is an ERISA Client with an appropriate footnote.

      3.8   Financial Statements.

            (a) The Company has delivered to AMG the following financial statements, copies of which are attached hereto as Schedule 3.8: audited balance sheets of the Company at November 30, 1994, November 30, 1995 and November 30, 1996, and audited statements of income, stockholders' equity and cash flows for each of the three (3) years then ended. The audited balance sheet of the Company at November 30, 1996 (including the notes thereto) is referred to hereinafter as the "Base Balance Sheet."

      Said financial statements have been prepared in accordance with GAAP, applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

            (b) As of the date of the Base Balance Sheet, the Company did not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its businesses prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet, or reflected in Schedules furnished to AMG hereunder as of the date hereof.

            (c) As of the date hereof (including, with respect to the giving of this representation pursuant to Section 8.2 hereof, after giving effect to the LLC Contribution), neither the Company nor the LLC has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the LLC or the conduct of their businesses prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except: (i) liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) liabilities reflected in Schedules furnished to AMG hereunder on the date hereof (including, without limitation, on the audited balance sheet of the Company at November 30, 1996, included as part of Schedule 3.8), or (iii) immaterial liabilities incurred after the date of the audited balance sheet of the Company at November 30, 1996 (a copy of which is attached hereto as part of Schedule 3.8) in the ordinary course of business of the Company or the LLC which are, in the case of liabilities incurred after the date of this Agreement, consistent with the terms of this Agreement).

      3.9   Taxes.

            (a) The Company and the LLC have each paid or caused to be paid all federal, state, local, foreign, and other taxes, government fees or the like, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem or value added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes" and, each individually, a "Tax"), required to be paid by it through the date hereof, whether disputed or not. The unpaid taxes of the Company and the LLC (i) did not, as of November 30, 1996, exceed the reserve for tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth in the audited balance sheet of the Company at November 30, 1996 (a copy of which is attached hereto as part of Schedule 3.8) (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted (including to reflect any additional current Tax accrued in accordance with the normal operation of the Company's business, consistent with past practices) for the passage of time through the date hereof and the date of the Closing in accordance with the past custom and practice of the Company and the LLC in filing their respective Tax Returns. All Taxes required to be withheld by the Company and the LLC including, but not limited to, Taxes arising as a result of payments to foreign persons or to employees of the Company or the LLC, have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the Company or the LLC, as applicable.

            (b) Each of the Company and the LLC has, in accordance with applicable law, filed all federal, state, local and foreign tax returns required to be filed by it, and all such returns are accurate and complete in all material respects. A list of all federal, state, local and foreign income tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1991, is set forth in Schedule 3.9, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company ended on or after December 31, 1991, the Company has delivered to AMG correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

            (c) Neither the IRS nor any other governmental authority responsible for the imposition or collection of any Tax (a "Taxing Authority") is now asserting or, to the knowledge of the Company or any Stockholder, threatening to assert against the Company or the LLC any deficiency or claim for additional Taxes. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or the LLC does not file reports and returns that the Company or the LLC is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the LLC that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither the Company nor the LLC has ever entered into a closing agreement pursuant to
Section 7121 of the Code.

            (d) Except as set forth on Schedule 3.9, there has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company or the LLC is in force, and no waiver or agreement by the Company or the LLC is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Neither the Company nor the LLC has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither the Company nor the LLC has ever filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Neither the Company nor the LLC is a party to any tax sharing agreement.

            (f) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since December 1, 1984, and the Company will be an S corporation up to and including the date of the Closing.

            (g) None of the Company's or the LLC's payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state, commonwealth or other jurisdiction other than the Commonwealth of Massachusetts, and neither the Company nor the LLC has any non-business income that is allocated, apportioned or otherwise sourced to any state, commonwealth or other jurisdiction than the Commonwealth of Massachusetts.

            (h) The Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company's assets caused by the Section 338(h)(10) Election. The Company has not since January 1, 1988 (i) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

      3.10 Collectibility of Accounts Receivable. All of the accounts receivable of the Company shown or reflected on the Company's balance sheet as of November 30, 1996, or existing at the date hereof (less the reserve for bad debts set forth on such balance sheet, as adjusted since such date as set forth in
Schedule 3.10) are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. Neither the Company nor the LLC has any accounts or loans receivable from any person, firm or corporation or other entity which is affiliated with the Company or from any director, officer or employee of the Company except as disclosed in Schedule 3.10.

      3.11 Absence of Certain Changes. Except as disclosed in Schedule 3.11, since the date of the Base Balance Sheet there has not been any:

            (a) event that by itself or in conjunction with all other such events, could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG;

            (b) (i) amendment which has had a Material Adverse Effect or (ii) termination or, (iii) to the knowledge of the Company and each of the Majority Stockholders, proposed or threatened amendment or termination, whether written or oral, of any agreement listed in Schedule 3.7 hereto;

            (c) material obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, (i) liabilities for Taxes due or to become due, (ii) contingent or potential liabilities relating to services provided by the Company or the conduct of the business of the Company regardless of whether Claims in respect thereof have been asserted, or (iii) contingent liabilities incurred by the Company or the LLC as guarantor or otherwise with respect to the obligations of the Company or the LLC or others), incurred by the Company or the LLC other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that liability claims in respect of services provided shall not be deemed to be incurred in the ordinary course of business);

            (d) material Claim placed on any of the properties or assets of the Company or the LLC;

            (e) cancellation of any material debt or Claim owing to, or waiver of any material right of, the Company or the LLC;

            (f) purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets of the Company or the LLC other than pursuant to the LLC Contribution or in the ordinary course of business consistent with past practices;

            (g) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company or the LLC;

            (h) declaration, setting aside or payment of any dividend or distribution by the Company or the LLC, or the making of any other distribution in respect of the capital stock of the Company or interests in the LLC, or any direct or indirect redemption, purchase or other acquisition by the Company or the LLC of its own capital stock or interests, respectively, other than distributions and dividends made in the ordinary course and consistent with past practices and subject to satisfaction of the conditions set forth in Section 8.10;

            (i) change in the compensation payable or to become payable by the Company or the LLC to any of its officers, employees, agents or independent contractors except (x) normal merit increases in accordance with its usual practices, or (y) any non-recurring bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

            (j) change in the identities, offices or duties of the officers or management of the Company or the LLC or any obligation or liability incurred by the Company or the LLC to any of its officers, directors, stockholders, members or employees, or any loans or advances made by the Company or the LLC to any of its officers, directors, stockholders, members or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business consistent with past practices;

            (k) payment or discharge of a material lien or liability of the Company or the LLC other than in the ordinary course of business consistent with the past practices of the Company;

            (l) change in accounting methods or practices, or billing or collection policies used by the Company or the LLC;

            (m) other transaction entered into by the Company or the LLC other than transactions in the ordinary course of business consistent with past practices; or

            (n) agreement or understanding, whether in writing or otherwise, for the Company or the LLC to take any of the actions specified in paragraphs (a) through (m) above.

      3.12 Ordinary Course. Except as otherwise specifically contemplated by this Agreement, since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices. Since its formation, the LLC has only conducted those operations necessary for the performance of its obligations hereunder and activities necessary in connection herewith and therewith.

      3.13 Banking Relations. All of the arrangements which the Company or the LLC has with any banking institution are, in all material respects, accurately described in Schedule 3.13, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, etc.) and the person or persons authorized in respect thereof.

      3.14  Intellectual Property.

            (a) Except as described in Schedule 3.14, the Company and, after giving effect to the Closing and the LLC Contribution, the LLC, has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, trade name, service mark, formulas, designs, inventions or other proprietary rights (including, without limitation, all rights in and to the name "Essex Investment Management Company") (collectively, "Intellectual Property") used in the business of the Company as presently conducted. Except as set forth in Schedule 3.14, all of the rights of the Company in such Intellectual Property are freely transferable. There are no claims or demands of any other person or entity pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of the Company and the Majority Stockholders, threatened, which challenge the rights of the Company or the LLC in respect thereof. The Company and, after giving effect to the Closing and the LLC Contribution, the LLC, has the right to use, free and clear of any claims or rights of other persons, all customer lists (subject to applicable confidentiality restrictions), investment or other processes, computer software (other than rights of other Persons in computer software that is generally available to the public in the retail marketplace), systems, data compilations, research results and other information required for or incident to its services or its business as presently conducted.

            (b) The Company has no, nor does it license or use any patents, patent applications, trademarks, trademark applications and registrations and registered copyrights. All other items of Intellectual Property which are material to the business or operations of the Company and, after giving effect to the Closing and the LLC Contribution, the LLC, are listed in Schedule 3.14.

            (c) All licenses or other agreements under which the Company is granted rights in items of Intellectual Property which are material to the business or operations of the Company and, after giving effect to the Closing and the LLC Contribution, the LLC, are listed in Schedule 3.14. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth in Schedule 3.14, all of the rights of the Company thereunder are freely assignable. To the knowledge of the Company and the Majority Stockholders, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to AMG.

            (d) The Company has not granted rights to others in Intellectual Property owned or licensed by the Company.

            (e) The Company has not made any valuable proprietary or non-public information of the Company available to any person other than employees of the Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company.

            (f) The present business, activities and products of the Company, and, after giving effect to the LLC Contribution and the Closing, the LLC do not infringe any rights of any other person in Intellectual Property. No proceeding charging the Company with infringement of any Intellectual Property of any other person or entity has been filed or, to the knowledge of the Company and the Majority Stockholders, is threatened to be filed. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Company. Except as set forth in Schedule 3.14, neither the Company nor, to the knowledge of the Company and the Majority Stockholders, any of the Company's employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

      3.15 Contracts. Except for contracts, commitments, plans, agreements and licenses described in Schedule 3.3, Schedule 3.6(a), Schedule 3.7, Schedule 3.14, Schedule 3.15 or Schedule 3.24 (true and complete copies of which have been made available or delivered to AMG), neither the Company nor the LLC is a party to or subject to any:

            (a) investment management or investment advisory or sub-advisory contract or agreement or any other contract or agreement for the provision of investment management or other similar services;

            (b) plan, contract or agreement providing for bonuses, pensions, options, stock (or other beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing or the like;

            (c) employment contract or agreement or contract or agreement for services which is not terminable at will by the Company (and, after giving effect to the Closing and the LLC Contribution, the LLC) without liability for any penalty or severance payment;

            (d) contract or agreement for the purchase of any assets, material or equipment except purchase orders in the ordinary course for less than $50,000 each, such contract, agreements and orders not exceeding $250,000 in the aggregate;

            (e) other contract or agreement creating any obligations of the Company or the LLC of more than $100,000 (in the aggregate) not specifically disclosed elsewhere under this Agreement;

            (f) contract or agreement not made in the ordinary course of business (including, without limitation, any contract for the sale of all or any material portion of the assets of the Company or any contract for the purchase of all or any material portion of the assets of any other entity) other than the LLC Contribution Agreement and the agreements contemplated thereby;

            (g) contract or agreement with any investment or research consultant, solicitor or sales agent;

            (h) contract or agreement containing covenants limiting the freedom of the Company or the LLC (or their respective Affiliates) to compete in any line of business or with any person or entity;

            (i)   license contract or agreement (as licensor or licensee);

            (j) contract or agreement providing for the borrowing or lending of money, and neither the Company nor the LLC has any obligations: (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) under leases that would, in accordance with GAAP, appear on the balance sheet of the lessee as a liability, (v) secured by a Claim, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another person or entity; or

            (k) other material contract or agreement to which the Company or the LLC is a party or by which either of them is bound.

      Each of the contracts or agreements described in Schedule 3.3, Schedule 3.6(a), Schedule 3.7, Schedule 3.14, Schedule 3.15 or Schedule 3.24 is valid and effective in accordance with its respective terms, and there is not, under any such contract or agreement, an existing material breach or event which, with the giving of notice or the lapse of time or both, would become such a breach. The Company has complied and is in compliance with the client's guidelines and restrictions set forth in any contract described in Schedule 3.7, including, without limitation, any limitation set forth in the applicable prospectus, offering memorandum or marketing material for a fund or other collective investment vehicle or governing documents for any client. In the event the consents set forth in Schedule 3.5, Schedule 3.6(a), and Schedule 3.7 are obtained, and after giving effect to the LLC Contribution and the Closing, each such contract will remain valid and effective in accordance with its respective terms, and the LLC will be entitled to all rights and remedies thereunder to which the Company is entitled on the date hereof, or such contract or agreement will have been replaced by a new contract or agreement with the same party or parties on terms at least as favorable to the LLC as the terms of the present contract or agreement are to the Company. Neither the Company nor the LLC is bound by any agreement, contract or arrangement which could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG.

      3.16 Litigation. There is no litigation or legal (or other) action, suit, proceeding or investigation at law or in equity, or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code pending or, to the knowledge of the Majority Stockholders, threatened, against the Company or any action, suit, proceeding or investigation under any federal or state securities law, rule or regulation), in which the Company or the LLC or any Stockholder or officer, director, stockholder, member or employee thereof is engaged, or with which any of them is threatened, in connection with the business, affairs, properties or assets of the Company or the LLC, or which might call into question the validity or hinder the enforceability or performance of this Agreement, or of the other agreements, documents and instruments contemplated hereby and the transactions contemplated hereby and thereby or would reasonably be expected to have a Material Adverse Effect on the Company. There are no proceedings pending, or to the knowledge of the Company or any of the Majority Stockholders, threatened, relating to the termination of, or limitation of, the rights of the Company (and, after giving effect to the Closing and the LLC Contribution, the LLC) under its registration under the Advisers Act, as an investment adviser, or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Investment Laws and Regulations.

      3.17 Compliance with Laws. Each of the Company and the LLC is, and at all times has been, in material compliance with all laws and governmental rules and regulations, domestic or foreign, including, without limitation, the Advisers Act, the Commodity Exchange Act, ERISA, the Exchange Act, the Investment Company Act, and the Securities Act and the regulations promulgated under each of them; the rules and regulations of self-regulatory organizations including, without limitation, the NASD and each applicable exchange (as defined under the Exchange
Act); and all other foreign, federal or state securities laws and regulations applicable to the business or affairs or properties or assets of the Company and the LLC (collectively "Investment Laws and Regulations"). None of the Company, the LLC or any Majority Stockholder or any officer, director, member, employee or stockholder of the Company or the LLC, is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to the business or affairs of the Company, the LLC or the transactions contemplated hereby or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Company or the LLC. None of the Company or the LLC, nor any officer, director, member, employee or stockholder of the Company or the LLC, has been or is charged with or, to the knowledge of the Company or any of the Majority Stockholders, threatened with, or under investigation with respect to, any violation of any provision of foreign, federal, state, municipal or other law or any administrative rule or regulation, domestic or foreign including, without limitation, any Investment Laws and Regulations, relating to the business or affairs of the Company, the LLC or the transactions contemplated hereby or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Company or the LLC.

      3.18  Business; Registrations.

            (a) The Company is and has, since its inception, been engaged solely in the business of providing Investment Management Services. The Company does not provide Investment Management Services to (i) any issuer that is an investment company (within the meaning of the Investment Company Act) other than the Mutual Funds and the Foreign Funds and the clients listed in Schedule 3.18(a), (ii) any issuer that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, other than the Private Funds (as such term is defined in Section 13.1 hereof), or (iii) any issuer other than the Mutual Funds and the Foreign Funds and the clients listed in Schedule 3.18(a) that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

            (b) The Company is and has, since its inception, been duly registered as an investment adviser under the Advisers Act. The Company is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business and where the failure to be so registered, licensed or qualified could reasonably be expected to have a Material Adverse Effect on the Company or the LLC. The Company is in compliance with all foreign, federal and state laws requiring registration, licensing or qualification as an investment adviser and has currently effective notice filings in each of the jurisdictions listed in Schedule 3.18(b). The Company has delivered to AMG, true and complete copies of its most recent Form ADV, as amended to date, and has made available copies of all foreign and state registration forms, likewise as amended to date. The information contained in such forms was true and complete at the time of filing and the Company has made all amendments to such forms as it is required to make under any applicable laws. Neither the Company nor, to the knowledge of the Company and the Majority Stockholders, any person "associated" (as defined under the Advisers Act) with the Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or would need to be disclosed pursuant to Rule 206(4)-4(b) thereunder, and to the knowledge of the Company and the Majority Stockholders, there is no proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension or revocation. The Company and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) has, and after giving effect to the Closing and the LLC Contribution, the LLC and each of such representatives will have, all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Licenses") required from foreign, federal, state or local authorities in order for it to conduct the businesses presently conducted by the Company in the manner presently conducted by the Company. Neither the Company nor the LLC is subject to any limitation imposed in connection with one or more of the Licenses which could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG. The Company is not a "broker" or "dealer" within the meaning of the Exchange Act, or a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act. None of the Company or its officers and employees is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body. Except as described on Schedule 3.18(b), no person other than a full-time employee of the Company renders Investment Management Services to or on behalf of, or solicits clients with respect to, the provision of Investment Management Services by, the Company.

            (c) The Company has no investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act).

            (d) The only place of business (within the meaning of Rule 203A-3(b) under the Advisers Act) of the Company is its principal office in Boston, Massachusetts.

      3.19 Insurance. The Company has in full force and effect such insurance as is customarily maintained by companies of similar size in the same or a similar business, with respect to its businesses, properties and assets (including, without limitation, errors and omissions liability insurance), and all bonds required by ERISA and by any contract to which the Company is a party, all as listed in Schedule 3.19. The Company is not in material default under any such insurance policy. After giving effect to the Closing and the LLC Contribution, each such insurance policy or equivalent policies will be in full force and effect, with the LLC as the sole owner and beneficiary of each such policy.

      3.20 Powers of Attorney. Except as set forth on Schedule 3.3, none of the Company, the LLC or any Majority Stockholder or, to the knowledge of the Company and the Majority Stockholders, any other Stockholder has any outstanding power of attorney relating to the business or affairs or capital stock of the Company.

      3.21 Finder's Fee. Except for fees to McDaniels & Co. (which fees have been disclosed to AMG and will be paid by from the escrow established under the Escrow Agreement), none of the Company, the LLC or any Stockholder has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      3.22 Corporate Records; Copies of Documents. The record books of the Company accurately record all corporate action taken by its respective stockholders and board of directors and committees and true and complete copies of the originals of such documents have been made available to AMG for review. The Company has made available for inspection and copying by AMG and its counsel true and correct copies of all documents referred to in this Agreement or in the Schedules delivered to AMG in connection herewith.

      3.23 Transactions with Interested Persons. Neither the Company, the LLC, nor any Stockholder, member, officer, supervisory employee or director of the Company or the LLC or, to the knowledge of the Company or any of the Stockholders, any of their respective spouses or family members, is a party to any material transaction or material contract or arrangement with the Company or the LLC, or owns directly or indirectly on an individual or joint basis any interest (excluding passive investments in the shares of any enterprise which are publicly traded provided his or her holdings therein, together with any holdings of his or her Affiliates and family members, are less than five percent (5%) of the outstanding shares of comparable interest in such entity) in, or serves as an officer or director or in another similar capacity of, any competitor or client of the Company, or any organization which has a material contract or arrangement with the Company or the LLC (in each case, other than as expressly contemplated hereby).

      3.24  Employee Benefit Programs. [Assumes no Defined Benefit Plans]

            (a) Schedule 3.24 hereto lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the date of the Closing.

            (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

            (c) The Company does not know and has no reason to know, of any failure of any party to comply in any material respect with any laws applicable to the Employee Programs that have been maintained by the Company. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to Merger Sub, the Company, the LLC or AMG. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

            (d) Except as set forth on Schedule 3.24, neither the Company nor any ERISA Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

            (e) With respect to each Employee Program maintained by the Company within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to AMG: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such

Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for AMG to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

            (f) Each Employee Program listed on Schedule 3.24 may be amended, terminated, modified or otherwise revised by the Company, including the elimination of any and all future benefit accruals under any Employee Program.

            (g) For purposes of this section:

                  (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
      Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                  (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                  (iii) An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                  (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

      3.25   Directors, Officers and Employees.

            (a) Schedule 3.25(a) contains a true and complete list of all current directors and officers of the Company. In addition, Schedule 3.25(a) contains a list of all managers and employees of, and consultants to, the Company who, individually, have received or are scheduled to receive compensation from the Company and/or the LLC for the fiscal year ending November 30, 1997, in excess of $75,000. In each case such Schedule includes the current job title and AMG has been separately provided with the aggregate annual compensation of each such individual. To the knowledge of the Company and the Majority Stockholders, each employee listed in Schedule 3.25(a) hereto is in good health.

            (b) The Company and, after giving effect to the LLC Contribution, the LLC, employs less than sixty (60) full-time employees and five (5) part-time employees and generally enjoys good employer-employee relationships. Except as set forth in Schedule 3.25(b) (or Schedule 3.24), neither the Company nor the LLC has any obligation, contingent or otherwise, under (a) any employment, collective bargaining or other similar labor agreement, (b) any written or oral agreement containing severance or termination pay arrangements, (c) any deferred compensation agreement, retainer or consulting arrangements, (d) any pension or retirement plan, any bonus or profit-sharing plan, any stock option or stock purchase plan, or (e) any other employee contract or non-terminable (whether with or without penalty) employment arrangement (each an "Employment Arrangement"). The Company is not in default with respect to any material term or condition of any Employment Arrangement, nor will the Closing or the LLC Contribution (or the transactions contemplated hereby or thereby) result in any such default, including, without limitation, after the giving of notice, lapse of time or both. Neither the Company nor the LLC is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, none of the Company, Merger Sub, the LLC or AMG could, by reason of the transactions contemplated by this Agreement or anything done prior to the Closing, be liable to any of said employees for so-called "severance pay" or any other payments except as set forth in the Restated LLC Agreement. Neither the Company nor the LLC has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate the Company, Merger Sub, the LLC or AMG to make any payments that would be "parachute payments" within the meaning of the Code or would not be deductible under Section 280G of the Code. Except as described in Schedule 3.25(b), the Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Each of the Company and the LLC is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices against or involving the Company. There are no grievances, complaints or charges that could have an adverse effect on the Company, Merger Sub, the LLC or AMG or the conduct of their respective businesses and that have actually been filed against the Company under any dispute resolution procedure, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. The Company has in place all employee policies required by applicable laws, rules and regulations (except to the extent failure to have such policy would not reasonably be expected to have a Material Adverse Effect on the Company), and there have been no material violations or alleged violations of any of such policies. The Company has not received any notice indicating that any of its employment policies or practices is currently being audited or investigated by any foreign, federal, state or local government agency. Each of the Company and the LLC is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986, as amended.

      3.26 Non-Foreign Status. No Stockholder is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

      3.27 Transfer of Shares. Except as described in Schedule 3.27, no holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

      3.28 Stock Repurchase. Except as described in Schedule 3.28, neither the Company nor the LLC has redeemed or repurchased any of its capital stock or interests since the date of the Base Balance Sheet.

      3.29 Code of Ethics. The Company has adopted a written policy regarding insider trading, a Code of Ethics which complies with all applicable provisions of Section 204A of the Advisers Act and a personal trading policy which complies with all applicable provisions of Rule 17j-1 under the Investment Company Act, copies of which have been delivered to AMG prior to the date hereof. All employees of the Company have executed acknowledgments that they are bound by the provisions of such Code of Ethics, insider trading policy and personal trading policy. The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Company's most recent Form ADV or incorporated by reference therein. There have been no material violations or allegations of material violations of such Code of Ethics, insider trading policy, conflicts policy or personal trading policy.

      3.30 Certain Representations and Warranties as to Collective Investment Vehicles.

            (a) True, correct and complete copies of all of the current investment advisory agreements and distribution or underwriting contracts, administrative services and other services agreements, if any, and organizational and offering documents, pertaining to each of the Private Funds and the Foreign Funds: (i) have been provided to AMG prior to the date hereof and (ii) are in full force and effect. Such offering materials as of the dates as of which they were prepared and distributed did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Each of the Private Funds and the Foreign Funds is duly organized, validly existing and in good standing in the jurisdiction in which it is organized and has all requisite power and authority to conduct its business in the manner and in the places where such business is currently conducted. Each Private Fund and each Foreign Fund is and has, since its inception, been engaged solely in the business of an investment company. Each Private Fund and each Foreign Fund is and has, since its inception, been in compliance with all foreign, federal and state laws requiring registration, licensing or qualification as an investment company and all Investment Laws and Regulations.

            (c) AMG has been furnished true, correct and complete copies of the audited financial statements, prepared in accordance with GAAP applied consistently during the periods covered thereby, of each Private Fund and each Foreign Fund for the past three fiscal years (or such shorter period as such Private Fund or Foreign Fund shall have been in existence), and unaudited financial statements, prepared in accordance with GAAP applied consistently during the periods covered thereby, of each Private Fund and each Foreign Fund for the first nine months of its most recent fiscal year. Each Private Fund's and Foreign Fund's fiscal year end and/or nine-month period financial statements is hereinafter referred to as a "Fund Financial Statement." Each of the Fund Financial Statements is consistent with the books and records of the applicable Private Fund or Foreign Fund, and presents fairly in all material respects the consolidated financial condition of such Private Fund or Foreign Fund in accordance with GAAP applied consistently during the periods covered thereby (except that the financial statements for the period need not include footnote disclosure or related statements of cash flows and stockholders' equity) at the respective date of such Fund Financial Statement and the results of operations and cash flows for the respective periods indicated, except in the case of the interim financial statements which are subject to normal year-end adjustments which in the aggregate are not material. The Fund Financial Statements reflect and disclose all material changes in accounting principles and practices adopted by each of the Private Funds and the Foreign Funds during the periods covered by each Fund Financial Statement. The books of account of each of the Private Funds and the Foreign Funds fairly reflect their respective transactions. None of the Private Funds has any direct or indirect liabilities other than: (i) liabilities fully and adequately reflected on the balance sheets contained in the Fund Financial Statements, and (ii) liabilities incurred since the date of the Fund Financial Statements and incurred in the ordinary course of business consistent with past practices.

            (d) There are no restrictions imposed pursuant to any Investment Laws and Regulations, consent judgments or orders of the SEC or any other regulatory body on or with regard to any of the Private Funds or the Foreign Funds. Since inception, each of the Private Funds has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) thereof or Section 3(c)(7) thereof and none of the Foreign Funds has been in violation of Section 7(d) under the Investment Company Act. Since its inception, each Private Fund and Foreign Fund has been duly registered or licensed and in good standing under the laws of each jurisdiction in which such qualification is necessary, except where the failure to be duly registered and in compliance could not reasonably be expected to have a Material Adverse Effect on the respective Private Fund (or Foreign Fund, as applicable) or the Company.

            (e) All interests of each of the Private Funds and the Foreign Funds were sold pursuant to a valid and effective exemption from registration under the Securities Act and have been duly authorized and are validly issued. Each of the investments of the Private Funds and the Foreign Funds has been made in accordance with the respective investment policies and restrictions in effect at the time the investments were made and at all times when the investments were held.

            (f) All consent solicitation materials to be prepared for use by the Private Funds in connection with the transactions contemplated by this Agreement at the time such information is provided or used, as then amended or supplemented, and any information disseminated in respect of the transactions contemplated hereby at the time such information is disseminated, in each case, will be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact (i) required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) necessary to correct any statement in any earlier communication that has become false or misleading.

            (g) There is no litigation or legal (or other) action, suit, proceeding or investigation at law or in equity pending or, to the knowledge of the Company and the Majority Stockholders, threatened in any court or before or by any governmental agency or instrumentality, department, commission, board, bureau or agency, or before any arbitrator, by or against any of the Private Funds or the Foreign Funds, or any officer or director thereof. There are no judgements, injunctions, orders or other judicial or administrative mandates outstanding against or affecting any of the Private Funds or the Foreign Funds or any officer or director thereof.

            (h) Each of the Private Funds and the Foreign Funds has timely filed all Tax returns and reports (including information returns, declarations and reports) (collectively, "returns") required to be filed by it with any Taxing Authorities for taxable periods ending after December 31, 1990 and has paid, or withheld and paid over, all Taxes which were shown to be due on the such returns. The information contained in such returns is true, correct and complete. Each of the Private Funds has, since its inception, been classified as a partnership for state and federal income tax purposes. None of the Foreign Funds is engaged in the conduct of a trade or business (within the meaning of the Code). Each Foreign Fund is a passive foreign investment company (within the meaning of the Code) and is not a controlled foreign corporation (within the meaning of the Code). Each of the Foreign Funds has in effect a QEF election.

SECTION 4.  SEVERAL REPRESENTATIONS AND WARRANTIES OF MAJORITY
            STOCKHOLDERS.

      As a material inducement to AMG and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Majority Stockholder hereby severally makes to AMG each of the representations and warranties set forth in this Section 4 with respect to such Stockholder. After the Closing, no Stockholder shall have any right of indemnity or contribution from Merger Sub, the Company or the LLC (or any other right against the Company or the LLC) with respect to the breach of any representation or warranty by the Company or the Majority Stockholders hereunder.

      4.1 Company Shares. Such Majority Stockholder owns of record and beneficially the number of the Company Shares set forth opposite such Majority Stockholder's name in Schedule 1.7. Such Company Shares are duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Claims (including, without limitation, claims under Article 8 of the Massachusetts Uniform Commercial Code). The Company Shares set forth opposite such Majority Stockholder's name in Schedule 1.7 are, except as reflected in
Schedule 3.3, the only shares of capital stock held by such Majority Stockholder or with respect to which such Majority Stockholder has any rights in the Company.

      4.2 Authority. Such Majority Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Majority Stockholder pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Majority Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of such Majority Stockholder, enforceable in accordance with its respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally. Such Majority Stockholder has full power and authority to transfer, sell and deliver the Company Shares to AMG pursuant to this Agreement. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

                  (i) does not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Majority Stockholder, or require such Majority Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                  (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Majority Stockholder is a party or by which the property of such Majority Stockholder is bound or affected, or result in the creation or imposition of any Claim on any assets of the Company or the LLC or on Company Shares owned by such Majority Stockholder.

      4.3 Ownership of LLC Interests. The LLC Interests shown as owned by each Majority Stockholder in the records set forth in Schedule 3.4(b)(i) and, as of the Closing, Schedule 3.4(b)(ii), constitute all the interests in the LLC or rights to purchase interests in LLC which are held by such Person, directly or indirectly.

      4.4 Finder's Fee. Except as set forth in Section 3.21, such Majority Stockholder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      4.5 Investment Advisory Representation. Except for his own account and advice given in a director or trustee capacity to a charitable organization (which positions and organizations are set forth on Schedule 4.5) or given to such Majority Stockholder's spouse, children, grandchildren, parents and siblings and which such Stockholder is managing without a fee or any other remuneration, such Stockholder does not provide investment advisory or investment management services to any person or entity, other than on behalf of the Company (and, after giving effect to the Closing and the LLC Contribution, the LLC), pursuant to an investment advisory agreement between the Company (and, after giving effect to the Closing and the LLC Contribution, the LLC) and a client thereof.

      4.6   Agreements.

            (a) Such Majority Stockholder is not a party to any employment, non-competition, trade secret or confidentiality agreement, arrangement or understanding with any party other than the Company or the LLC. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Majority Stockholder is a party relating to the business of the Company or the LLC or to such Majority Stockholder's rights and obligations as a stockholder, member, director, officer or employee of the Company or the LLC.

            (b) Such Majority Stockholder does not own, directly or indirectly, on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided his or her holdings therein, together with any holdings of his or her Affiliates and family members, are less than five percent (5%) of the outstanding shares of comparable interest in such entity) in, or serve as an officer or director of, any organization which has a contract or arrangement with the Company or the LLC or which could be considered a competitor of the Company or the LLC. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company or the LLC to which such Majority Stockholder is a party.

      4.7 Employment Data. Such Majority Stockholder's (i) date of birth, and
(ii) date of commencement of employment with the Company are both accurately reflected in Schedule 4.7.

      4.8 Good Health. Each of the Majority Stockholders represents that he is in good health and has provided AMG with a letter from his doctor to such effect. Each of the Stockholders listed on Schedule 4.8 has provided representatives of AMG's insurance broker with true and complete responses to all questions or inquiries of such representatives.

SECTION 5.  COVENANTS OF THE COMPANY AND THE MAJORITY
            STOCKHOLDERS.

      5.1 Making of Covenants and Agreements. The Company and the Majority Stockholders jointly and severally hereby make the covenants and agreements set forth in this Section 5 and the Majority Stockholders agree to cause the Company and the LLC to comply with such agreements and covenants. After the Closing, no Stockholder shall have any right of indemnity or contribution from Merger Sub, the Company or the LLC (or any other right against Merger Sub, the Company or the LLC) with respect to the breach of any covenant or agreement of the Company or the Majority Stockholders hereunder.

      5.2   Client Consents.

            (a) As soon as reasonably practicable after the date hereof, but in any event on or prior to January 22, 1998, the Company shall notify each of its clients of the transactions contemplated hereby and by the other agreements, documents and instruments contemplated hereby. Such notice shall be in the form of Exhibit 5.2A with respect to those clients whose contracts require affirmative written consent (by their terms or under applicable law) for their assignment, in the form of Exhibit 5.2B with respect to those clients whose contracts do not require affirmative written consent (by their terms or under applicable law) for their assignment, but in the form of Exhibit 5.2C with respect to those clients whose contracts terminate (by their terms or under applicable law) upon their assignment (in each case, with such changes thereto as may be agreed to by AMG in writing.

            (b) On or prior to February 22, 1998, the Company shall send to each client who was sent, but who has not by such date returned, a notice in the form of Exhibit 5.2B, countersigned indicating approval of the transactions contemplated hereby, a second notice in the form of Exhibit 5.2D.

            (c) With respect to the Private Funds, the Company and the Majority Stockholders shall use all commercially reasonable efforts to obtain such consents as may be necessary or appropriate and satisfactory to AMG to permit consummation of the transactions contemplated hereby.

            (d) With respect to the Foreign Fund, the Company and the Majority Stockholders shall use all commercially reasonable efforts to obtain such Consents from regulatory authorities or investors as may be necessary or appropriate and satisfactory to AMG to permit consummation of the transactions contemplated hereby.

            (e) With respect to the Mutual Fund, the Company and the Majority Stockholders shall use all commercially reasonable efforts to cause the Board of Trustees of each of the Mutual Funds to approve the investment advisory agreement with the LLC to be in effect at and after the Closing and to provide such information in connection therewith to the Shareholders of the Mutual Funds as may be required under any applicable order or regulation of the SEC or any federal or state securities laws.

            (f) The Company and the Stockholders shall use commercially reasonable efforts to, and the Stockholders shall use commercially reasonable efforts to cause the Company to, obtain Consents from their clients (or, in the case of clients whose contracts terminate upon their assignment, new contracts on substantially equivalent terms) in the manner contemplated by this Section
5.2 and Exhibit 5.2A, Exhibit 5.2B, Exhibit 5.2C and Exhibit 5.2D.

      5.3   Authorizations.

            (a) The LLC shall, and the Company and each of the Stockholders shall cause the LLC to, (i) file, as soon as practicable after the Closing, and in any event within three (3) business days of the Closing, with the SEC, a Uniform Application for Investment Adviser Registration on Form ADV to register the LLC as an investment adviser under the Advisers Act, and (ii) make appropriate additional filings with respect to its investment advisory status as soon as practicable after the Closing with the Commonwealth of Massachusetts and in each other jurisdiction listed on Schedule 3.18(b).

            (b) The LLC will, and the Company and each of the Stockholders will use commercially reasonable efforts to cause the LLC and each of its employees to, obtain all authorizations, consents, orders, approvals and Licenses of federal, state and local regulatory bodies and officials that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the other agreements, documents and instruments contemplated hereby, and for the LLC to conduct the business presently being conducted by the Company.

      5.4 Authorization from Others. The Majority Stockholders, the Company and the LLC will use commercially reasonable efforts to obtain all authorizations, consents, approvals, permits and Licenses of others required to permit the consummation by the Majority Stockholders, the Company and the LLC of the transactions contemplated by this Agreement.

      5.5 Status. The Company shall acquire all Company Shares held by the Persons listed on Schedule 1.13 prior to the Effective Time.

      5.6 Conduct of Business. Between the date of this Agreement and the Closing, except as contemplated by Schedule 3.11, without the prior written consent of AMG:

            (a) the Company will conduct its business only in the ordinary course of business, and consistent with past practices, and the LLC will only conduct those operations necessary for the performance of its obligations hereunder and activities necessary in connection therewith, except that the Company may make dividend distributions and bonus payments prior to the Closing subject to the Company's ability to comply with the conditions to Closing set forth in Section 8.10;

            (b) neither the Company nor the LLC will (i) make (or incur any obligation to make) any purchase, sale or disposition of any asset or property other than as specifically provided for in the LLC Contribution Agreement, or in the ordinary course of business consistent with past practices, or (ii) subject to any Claim any of its properties or assets (including, without limitation, with respect to the Company, its interest in the LLC), nor permit any of the foregoing to exist;

            (c) neither the Company nor the LLC will change its banking arrangements or incur any contingent or fixed obligations or liabilities including, without limitation, any liability (contingent or fixed) as a guarantor or otherwise with respect to the obligations of others except, with respect to the Company, in the ordinary course of business consistent with past practices, except that the Company may incur indebtedness on terms and conditions (as to both form and substance) reasonably acceptable to AMG in an amount not to exceed $5,300,000 to pay certain tax liabilities and expenses arising in connection with the transactions contemplated hereby subject to the Company's ability to comply with the conditions to Closing set forth in Section 8.12;

            (d) the Company will not make or incur any obligation to make a change in its Articles of Organization, By-laws or authorized or issued capital stock (except as contemplated by Section 3.3 hereof), and the LLC will not make or incur any obligation to make any change in the Existing LLC Agreement (other than the restatement into the Restated LLC Agreement as contemplated by Section
2.2 hereof);

            (e) neither the Company nor the LLC will declare, set aside or pay any dividend or distribution, make (or incur an obligation to make) any other distribution in respect of its capital stock or interests or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock or interests, except that the Company may make dividend distributions and bonus payments prior to the Closing subject to the Company's ability to comply with the conditions to Closing set forth in Section 8.12;

            (f) neither the Company not the LLC will make any change in the compensation payable or to become payable to any of the Company's officers, employees, agents or independent contractors, or enter into any collective bargaining agreement, bonus, equity, option, profit sharing, compensation, welfare, retirement, or other similar arrangement, or any employment contract;

            (g) the Company will not prepay any loans (if any) from its stockholders, officers or directors;

            (h) the Company will use commercially reasonable efforts to prevent any change with respect to its management and supervisory personnel;

            (i) the Company will have in effect and maintain at all times all insurance of the kind (including, without limitation, covering liabilities of directors and officers), in the amount and with the insurers set forth in
Schedule 3.19 or equivalent insurance with any substitute insurers approved in writing by AMG, and prior to the Closing, the LLC will obtain and have in effect and thereafter maintain at all times all insurance of the kind (including, without limitation covering liabilities of directors and officers), in the amount and with the insurers set forth in Schedule 3.19 or equivalent insurance with any substitute insurers approved in writing by AMG; and

            (j) neither the Company nor the LLC will settle any material litigation.

      5.7 Financial Statements. Until the Closing, the Company will furnish AMG with unaudited monthly balance sheets and statements of income of the Company within fifteen (15) business days after each month end for each month ending more than fifteen (15) business days prior to the Closing, which financial statements shall be prepared in accordance with GAAP applied consistently (except that they need not include footnotes and related statements of cash flows and stockholders' equity and except that the statements with respect to the month of January, 1998, need not be prepared on an accrual basis), shall present fairly in all material respects the financial condition of the Company and the LLC at the dates of said statements and the results of their operations for the periods covered thereby and, beginning with the first full month following the date hereof shall be prepared using the accrual method of accounting. Notwithstanding the foregoing, by February 15, 1998, the Company will furnish AMG with an audited balance sheet of the Company at November 30, 1997 and audited statements of income, cash flows and stockholders' equity for the year ended November 30, 1997 and an unaudited balance sheet of the Company at December 31, 1997 and unaudited statements of income cash flows and stockholders' equity for the month ended December 31, 1997, which financial statements shall be prepared in accordance with GAAP applied consistently using the accrual method of accounting (except that they need not include footnotes) and shall present fairly in all material respects the financial condition of the Company at the dates of said statements an the results of operations for the periods covered thereby. The Company will furnish AMG with financial statements of each Private Fund and Foreign Fund for the year ended December 31, 1997 as soon as reasonably practicable after such financial statements are available.

      5.8 Preservation of Business and Assets. Until the Closing, each of the Company, the LLC and each of the Majority Stockholders shall use commercially reasonable efforts to: (a) preserve the current business of the Company, (b) maintain the present clients of the Company, in each case, on terms that are at least as favorable as the terms of the agreement between the Company and the relevant client as in effect on the date hereof, (c) preserve the goodwill of the Company, and (d) preserve any Licenses required for, or useful in connection with, the business of the Company (including without limitation all investment adviser, and investment adviser representative, registrations). In addition, except as expressly contemplated by this Agreement, none of the Majority Stockholders shall take or permit to be taken any material action not in the ordinary course of business relating to the Company or which could reasonably be expected to have a material effect on the transactions contemplated hereby, without the prior consent of AMG.

      5.9 Observer Rights and Access. Until the Closing: (a) within three (3) business days after any meetings of the Company's stockholders or directors (or a committee thereof) and in any event at or prior to the Closing, the Company shall provide AMG with copies of detailed minutes of such meetings, including all action taken thereof, (b) AMG shall be entitled to receive all notices and information furnished by the Company to its stockholders and directors (or a committee thereof), as well as copies of the minutes of any meetings of the Company's stockholders and directors (or a committee thereof), and (c) the Company's stockholders or directors (or a committee thereof) shall not take any action by written consent in lieu of a meeting unless AMG shall have been given prior written notice which includes a copy of such written consent by which such action is proposed to be taken. The Company and the LLC shall afford to AMG and its representatives and agents reasonable access, during normal business hours and with reasonable notice, to the properties and records of the Company and the LLC in order that AMG may have full opportunity to make such investigation as it shall desire for purposes consistent with this Agreement.

      5.10 Notice of Default. Promptly upon the occurrence of, or promptly upon the Company or a Majority Stockholder becoming aware of the threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company or such Majority Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or the Majority Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company and such Majority Stockholder shall give a written description consisting of notice thereof to AMG, and the Company and the Stockholders shall use commercially reasonable efforts to prevent or promptly remedy the same.

      5.11 Consummation of Agreement. The Company and each of the Majority Stockholders shall use commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by each of them under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

      5.12  Cooperation of the Company and Stockholders.

            (a) The Company and each of the Majority Stockholders shall cooperate with all reasonable requests of AMG in connection with the consummation of the transactions contemplated hereby and the making of any filings required in connection therewith, including, without limitation, filings under the HSR Act. In addition, the Majority Stockholders shall, and shall cause the Company and the LLC to, cooperate fully, as and to the extent requested by AMG, in connection with the filing of tax returns and any audit, litigation or other proceedings, whether with respect to taxes or otherwise.

            (b) The Company and each of the Majority Stockholders shall for all purposes treat the value of the AMG Shares on a basis consistent with the Valuation and shall pay when due fifty percent (50%) of any expenses incurred in connection with the preparation of the Valuation Report.

            (c) The Company and the Majority Stockholders shall send to each Person who is a former holder of capital stock of the Company and is entitled to receive Merger Consideration as reflected on Schedule 1.7 (a "Former Shareholder"), and, in the case of Former Shareholder, an Investment Representations Letter and a Release in the form attached to the Escrow Agreement and shall use commercially reasonable efforts to obtain executed copies of such documents.

            (d) The Company and the Majority Stockholders shall send to each Person who is a Stockholder a Release in the form attached to the Supplemental Purchase Agreement and shall use commercially reasonable efforts to obtain executed copies of such document.

      5.13 No Solicitation of Other Offers. Until a date which is three (3) months after a termination of this Agreement pursuant to Section 10.1 hereof for any reason other than a material breach by AMG of its representations, warranties or covenants set forth herein, neither the Company, the LLC, the Majority Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person, other than AMG, relating to the possible acquisition of the Company Shares, the Company, the LLC or any of their respective assets, except for the sale of assets by the Company in the ordinary course of business consistent with past practices and the terms of this Agreement or transfers of the Company Shares among the Stockholders, redemptions of Company Shares and issuances of Company Shares to new employees, in each case, consistent with past practices.

      5.14 Confidentiality. The Company and the Majority Stockholders agree that, unless and until the Closing has been consummated, each of the Company, the LLC, the Majority Stockholders and their officers, directors, members, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from AMG with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in AMG's industry or which has been disclosed to the Company, the LLC or the Majority Stockholders by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Company, the LLC and the Majority Stockholders will return, and cause their respective stockholders, officers, directors, members, agents and representatives to return, to AMG (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available by AMG to the Company, the LLC or the Majority Stockholders (and their stockholders, officers, directors, members, agents and representatives) in connection with the transaction.

      5.15 Tax Returns. The Company and the Stockholders shall cooperate with AMG to permit the Company, in accordance with applicable law, to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by the Company with respect to taxable periods ending on or before the Closing.

      5.16 Policies and Procedures. The Company, the LLC and the Majority Stockholders shall, and shall cause the employees of the Company to, cooperate with and assist in such compliance audits and regulatory reviews as may reasonably be requested by and at the expense of AMG.

      5.17 No Violation of LLC Agreement. Except as otherwise expressly permitted or contemplated by this Agreement, between the date of this Agreement and the Closing, none of the Majority Stockholders, the Company nor the LLC will take any action that is in violation of any term or provision of the Existing LLC Agreement or would be in violation of any term or provision of the Restated LLC Agreement if such Restated LLC Agreement were then in effect.

      5.18 Subsidiaries; Investments in Other Persons. Between the date of this Agreement and the Closing, none of the Majority Stockholders, the Company nor the LLC will take any action to acquire, form or otherwise establish any subsidiary of the Company or the LLC or cause the Company or the LLC to make any investment in any other Person, except that the Company may form and invest in new Private Funds consistent with past practices and on substantially the same terms and conditions as currently in effect for the Private Funds existing as of the date of this Agreement.

      5.19 LLC Interests. Between the date of this Agreement and the Closing,
(a) the Company and the Stockholders will not permit the LLC to take any action to issue any rights or interests in addition to or different from the interests in the LLC shown in the records set forth on Schedule 3.4(b)(i), (b) the Company and the Stockholder will not permit the LLC to take any action that will cause the interests in the LLC set forth on Schedule 3.4(b)(i) to be revoked, repurchased, rescinded, terminated, liquidated, transferred, amended or modified in any manner and (c) neither the Company nor any Stockholder will sell, assign, pledge, subject to a Claim or otherwise transfer or restrict such Person's interests in the LLC without the prior written consent of AMG. At the Closing, the LLC shall issue the interests and rights therein set forth in the Restated LLC Agreement to the Members (as defined in the Restated LLC Agreement).

      5.20 Employee Programs. Between the date of this Agreement and the Closing, the LLC will not maintain any Employee Program other than the Employee Programs listed on Schedule 3.24.

      5.21 Foreign Qualifications. The LLC shall qualify to do business as a foreign limited liability company under the laws of each jurisdiction listed on
Schedule 3.2(a). Such states constitute all of the jurisdictions in which the nature of the business it will conduct after giving effect to the LLC Contribution, or the ownership or leasing of the properties it will receive in the LLC Contribution, requires such qualification, except for those jurisdictions where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the LLC.

      5.22 Liens. Between the date of this Agreement and the Closing, the LLC shall not cause or permit any of the assets listed in Schedule 3.6(b) to be or become subject to any Claim.

SECTION 5A. COVENANTS OF THE COMPANY, THE MAJORITY STOCKHOLDERS AND AMG WITH RESPECT TO CERTAIN TAX MATTERS.

      5A.1  Section 338(h)(10) Election.

            (a) The Company and each of the Majority Stockholders will join with AMG in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder through the Merger (the "Elections"). Each Majority Stockholder will include his or her proportionate share of any income, gain, loss, deduction or other tax item resulting from the Elections on his or her tax returns to the extent permitted by applicable law. Each Majority Stockholder shall also pay his or her share of any Tax imposed on the Company or the LLC or other successors in interest of the Company attributable to the making of the Elections, including, but not limited to, (i) any Tax imposed under section 1374 of the Code, (ii) any Tax imposed under Treasury Regulations Section ss.1.338(h)(10)-1(e)5, or (iii) any state, local or foreign Tax imposed on the Company's gain.

            (b) The Majority Stockholders, jointly and severally, shall indemnify and hold harmless the AMG Indemnified Parties from and against (i) liabilities and obligations for any Taxes (other than income taxes) in excess of twenty five thousand dollars ($25,000) incurred by the Company with respect to any period ending on or before the date of the

Closing (ii) the failure of any Stockholder to pay his or her share of any Tax attributable to the making of the Elections (iii) the breach by any Stockholder of any provision of the Supplemental Purchase Agreement relating to or involving Tax matters and (iv) the Company against any adverse consequences or losses arising out of or relating to any failure to pay any such Taxes or resulting from any such breach. Such indemnification shall be governed by the procedures set forth in Section 12.5.

            (c) The Majority Stockholders and AMG agree that MADSP (as such term is used in Treasury Regulations Section 1.338(h)(10)-1(f)) for AMG's purchase of the Company shall be allocated among the assets of the Company in accordance with the provisions of that Section. A preliminary estimate of such allocation shall be agreed by AMG and the Majority Stockholders as soon as practicable after the date hereof. The final allocation as of the Closing Date (the "Asset Allocation") shall be agreed to by the Majority Stockholders and AMG as soon as practicable after the Closing Date. If the Majority Stockholders and AMG are unable to agree on the Asset Allocation, such allocation shall be determined on the basis of an appraisal prepared by the Accounting Firm (as defined below). AMG shall prepare IRS Form 8023 (and any required attachments) and any similar state, local or foreign tax forms (and any required attachments) required to make the Elections (collectively, the "Election Forms" and each singularly, the "Election Form") and shall submit the Election Forms to the Majority Stockholders no later than seventy-five (75) days following the Closing Date. In the event of any dispute with regard to the content of any Election Form (including any dispute concerning the Asset Allocation), the parties shall diligently attempt to resolve such dispute. If they have not done so by the thirtieth (30th) day prior to the date the Election Form in question is required to be filed, the dispute shall be resolved by Coopers & Lybrand LLP or, a nationally recognized form of independent auditors acceptable to both the Majority Stockholders and AMG (the "Accounting Firm"), at least ten (10) days prior to the time the Election Form is required to be filed. Each Majority Stockholder shall promptly execute the applicable Election Forms and shall return such Election Forms to AMG promptly and in any event not less than five
(5) days after the date on which the Election Form is submitted to such Majority Stockholder (following the final resolution of any issues pursuant to the foregoing sentence). AMG shall file the Election Forms in accordance with applicable tax laws.

      5A.2. Tax Periods Ending on or Before the Closing Date. The Majority Stockholders shall prepare or cause to be prepared and file or cause to be filed all income Tax returns for the Company and the LLC for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Majority Stockholders shall permit AMG to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Majority Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax returns in a manner consistent with the Schedule K-1s furnished by the Company to the Majority Stockholders for such periods.

      5A.3. Cooperation on Tax Matters.

            (d) The Stockholders and AMG shall report all transactions pursuant to this Agreement in a manner that is consistent with the Elections and shall take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code or an analogous provision under state, local or foreign tax law.

            (e) AMG, the Company and the Majority Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Majority Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the LLC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by AMG or the Majority Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Majority Stockholders, as the case may be, shall allow the other party to take possession of such books and records. AMG and the Majority Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      5A.4 Tax Status. Between the date of this Agreement and the Closing, the Company and the Majority Stockholders shall keep in effect and not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Neither the Company nor any of the Majority Stockholders shall take or permit any action (other than the Merger) that would result in the termination of the Company's status as a validly existing S corporation within the meaning of Sections 1361 and 1362 of the Code.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF AMG.

      6.1 Making of Representations and Warranties. As a material inducement to the Company and the Majority Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, AMG hereby makes the representations and warranties contained in this Section 6, to the Company and the Majority Stockholders.

      6.2 Organization of AMG. AMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its assets and other properties and to conduct its business in the manner and in the places where such assets and other properties are owned or leased or such business is conducted by it. AMG is not in violation of any term of its Certificate of Incorporation or By-laws, each as amended and restated to the date of this Agreement.

      6.3 Authority of AMG. AMG has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by AMG pursuant to or as contemplated by, this Agreement, the Restated LLC Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by AMG of this Agreement, the Restated LLC Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of AMG and no other action on the part of AMG is required in connection therewith, except that as of the date of this Agreement AMG has not yet filed with the Secretary of State of the State of Delaware the Certificate of Designations. This Agreement, the Restated LLC Agreement and each other agreement, document and instrument executed and delivered by AMG pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of AMG enforceable in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally. The execution, delivery and performance by AMG of this Agreement, the Restated LLC Agreement and each such agreement, document and instrument:

                  (i) does not and will not violate any provision of the Certificate of Incorporation or By-laws of AMG, each as amended and restated to the date hereof;

                  (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to AMG or require AMG to obtain any approval, consent or waiver of, or make any filing with, any Person that has not been obtained or made, except as specifically identified in Schedule 6.3; and

                  (iii) assuming that the consents or approvals set forth on
      Schedule 6.3 have been obtained, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AMG is a party or by which any of its property is bound or affected, or result in the creation or imposition of any Claim on any of AMG's assets which would reasonably be expected to have a Material Adverse Effect on AMG and its Affiliates on a consolidated basis.

      6.4 Capitalization. As of the date of this Agreement, the duly authorized capital stock of AMG consists of those classes, series and numbers of shares as are set forth in Schedule 6.4. In addition, set forth in Schedule 6.4 are the numbers of shares of each such class and series which are issued and outstanding or with respect to which options have been granted as of the date of this Agreement or which have been reserved for issuance in connection with the conversion of the Series C Non-Voting Convertible Stock of AMG. All the outstanding shares of capital stock of AMG have been duly authorized and validly issued and are fully paid and nonassessable. All of the AMG Shares issuable pursuant to this Agreement in exchange for Company Shares at the Effective Time and all shares of Common Stock, par value $.01 per share, of AMG issuable upon conversion of the Series C Non-Voting Convertible Stock of AMG in accordance with the Certificate of Designations and the Amended and Restated Certificate of Incorporation of AMG, will be, when so issued and paid for, duly authorized, validly issued, fully paid and nonassessable. Based upon and subject to the accuracy of the representations in the Subscription Agreement, and assuming each Person who receives such AMG Shares pursuant to this Agreement has duly executed and delivered and is bound by a Subscription Agreement, and subject to receipt of consideration therefor, upon issuance pursuant to this Agreement of the AMG Shares, such AMG Shares shall be issued in compliance with the federal securities laws and the state securities laws of the Commonwealth of Massachusetts.

      6.5 Litigation. There is no litigation or legal or other action, suit or proceeding pending or, to its knowledge, threatened against AMG or, to AMG's knowledge, investigations, at law or in equity, or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any Federal or state securities law, rule or regulation), in which AMG or any officer, director, stockholder or employee thereof is engaged or with which any of them is threatened, which would prevent or hinder the consummation of the transactions contemplated by this Agreement or would reasonably be expected to have a Material Adverse Effect on AMG and its Affiliates on a consolidated basis.

      6.6 Acquisition of Shares for Investment. AMG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the shares of Company Shares. AMG confirms that the Stockholders and the Company have made available to AMG the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and the LLC. AMG is acquiring the Company Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" law, or with any present intention of distributing or selling such shares in violation or any federal or state securities or "blue sky" law. AMG understands and agrees that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

      6.7 Finder's Fee. AMG has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

      6.8 Merger Sub. Merger Sub is a newly formed wholly-owned subsidiary of AMG that contains no assets or liabilities other than those incident to its formation and the consummation of the transactions contemplated hereby.

      6.9   Financial Statements.

            (a) Attached hereto as Exhibit 6.9 are audited balance sheets of AMG at December 31, 1995 and December 31, 1996, and audited statements of income, cash flows and stockholders' equity for the years then ended, as well as an unaudited balance sheet of AMG at September 30, 1997 and unaudited statements of income, cash flow and stockholders equity for the nine months then ended.

            (b) Said financial statements have been prepared in accordance with generally accepted accounting principles using the accrual method of accounting, present fairly the financial condition of AMG at the date of said statements and the results of its operations for the period covered thereby (except that AMG's unaudited financial statements do not include footnote disclosure or year-end adjustments).

      6.10 Absence of Changes. Except as disclosed in Schedule 6.10, since September 30, 1997 there has not been any (a) event which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on AMG and its Affiliates on a consolidated basis, or (b) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of AMG. Notwithstanding the foregoing clause (a), no representation is given herein with respect to (i) the terms or conditions on which AMG is negotiating, or may have negotiated, debt and/or equity financings, or (ii) the terms or conditions on which AMG is negotiating or may have negotiated investments in investment management companies, which investments have not closed, or (iii) any impact on the condition (financial or otherwise) properties, assets, liabilities, operations, business or prospects relating to any investment of AMG, which investment may not have closed.

      6.11 Compliance with Laws. AMG (with respect to AMG only, and not its Affiliates) is, and at all times has been, in material compliance with all Investment Laws and Regulations applicable to it, except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect on AMG and its Affiliates on a consolidated basis. Neither AMG nor any officer, director or employee thereof is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment relating to any aspect of the business or affairs or properties or assets of AMG and issued by any court or any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority. Neither AMG nor any officer, director or employee of AMG, is charged or, to the knowledge of AMG, under investigation with respect to, any violation of any provision of foreign, federal, state, municipal or other law or any administrative rule or regulation, domestic or foreign, including, without limitation, any Investment Laws and Regulations, relating to any aspect of the business or affairs or properties or assets of AMG or the transactions contemplated hereby.

SECTION 7.  COVENANTS OF AMG.

      7.1 Making of Covenants and Agreement. AMG hereby makes the covenants and agreements set forth in this Section 7.

      7.2 Confidentiality. AMG agrees that, unless and until the Closing has been consummated, each of AMG, Merger Sub and their respective officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company or the Stockholders with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the Company's industry or which has been disclosed to AMG by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, AMG will return, and will cause its officers, directors, agents and representatives to return, to the Company (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to AMG (and its officers, directors, agents and representatives) in connection with the transaction.

      7.3   Cooperation of AMG.

            (a) AMG shall cooperate (and shall cause Merger Sub to cooperate) with all reasonable requests of the Company in connection with the Company's compliance with its covenants in Sections 5.2, 5.3 and 5.4 hereof.

            (b) AMG shall for all purposes report (and shall cause Merger Sub to report) the value of the AMG Shares on a basis consistent with the Valuation and shall pay when due fifty percent (50%) of any expenses incurred in connection with the preparation of the Valuation Report.

      7.4 HSR Act. AMG will use commercially reasonable efforts to obtain the termination of the applicable waiting period under the HSR Act (including any extensions thereof).

      7.5 Notice of Default. Promptly upon the occurrence of, or promptly upon AMG becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to AMG prior to the date hereof, of any of the representations, warranties or covenants of AMG contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, AMG shall give written notice thereof to the Company.

      7.6 Consummation of Agreement. AMG shall use commercially reasonable efforts to perform and fulfill all conditions and obligations to be fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

      7.7 Contribution to LLC. On or promptly following the Closing, AMG shall cause Merger Sub to make an additional contribution to the capital of the LLC as contemplated in Section 4.1 of the Restated LLC Agreement to fund contributions by the LLC to the Private Funds as contemplated thereby, provided that such amount shall not exceed $150,000.

      7.8 Transactions in AMG Shares. In the event that AMG issues any additional shares of its Series C Non-Voting Convertible Stock to any Stockholder as a result of a dividend, distribution, subdivision, combination or reclassification of shares of capital stock, it will not, from the effective time of such issuance through the date on which such shares of Series C Non-Voting Convertible Stock automatically convert into shares of Common Stock, par value $.01 per share of AMG in accordance with the Certificate of Designations, issue any additional shares of Series C Non-Voting Convertible Stock as a result of an additional dividend, distribution, subdivision, combination or reclassification of its shares of capital stock.

SECTION 8.        CONDITIONS TO THE OBLIGATIONS OF AMG.

      The obligation of AMG and Merger Sub to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by AMG), prior to or at the Closing, of the following conditions precedent:

      8.1 Litigation; No Opposition. No judgment, injunction, order or decree enjoining or prohibiting any of AMG, the Company, Merger Sub, the LLC or any of the Stockholders or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby or thereby, shall have been entered and no suit, action or proceeding shall be pending or threatened at any time prior to or on the date of the Closing before or by any court or governmental body seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or any of the agreements, documents and instruments contemplated hereby or, the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect on the Company, the LLC (with such materiality determined as if the LLC Contribution had previously occurred) or AMG; provided however that any threatened suit, action or proceeding for damages or injunctive relief or any suit, action or proceeding only for damages by Former Shareholders that may arise under or relate to the Amended and Restated Shareholders Agreement dated as of August 10, 1994, a true and complete copy of which has been provided to AMG (the "Shareholders Agreement") but not any pending suit, action or proceeding which includes, in addition to any other relief sought, a prayer for preliminary injunctive relief or a temporary restraining order (collectively a "Preliminary Injunction Motion") against the Company, the Majority Stockholders, Merger Sub, the LLC or AMG) shall be disregarded solely for purposes of determining satisfaction of the conditions contained in this
Section 8.1 and not for determining liability under Section 12 hereof. In the event that a Preliminary Injunction Motion is pending at any time prior to the Closing, the parties shall cooperate and use their commercially reasonable efforts to cause such Preliminary Injunction Motion to be denied or dismissed. In the event that such Preliminary Injunction Motion remains pending at the time when the Closing would otherwise occur, the Closing shall be delayed fifteen
(15) days and in the event that such Preliminary Injunction Motion remains pending at such date that is fifteen (15) days after the originally scheduled Closing date, the Closing shall be delayed an additional fifteen (15) days, provided, that the Closing shall occur on the second business day following denial or dismissal of any Preliminary Injunction Motion (or such other date as may be agreed by the parties) and, in any event, the date set forth in Section
10.1 shall be extended through the end of any extension period contemplated hereby.

      8.2   Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of the Company and each of the Stockholders contained in this Agreement and in any Schedule or Exhibit attached hereto and in each other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by any of them or made by any person authorized by them to make representations on their behalf, shall be true and correct in all material respects (except that solely for the purposes of determining satisfaction of the condition contained in this Section 8.2(a) and not for determining liability under Section 12 hereof, representations and warranties that are qualified by their terms as to materiality, shall be true in all respects as so qualified and except to the extent contemplated in Section 8.11 with respect to damages or claims arising out of the Shareholders Agreement) as of the date of this Agreement and at and as of the Closing as though newly made at such time; except that the representations in Section 3.7 shall also be made with respect to assets under management and advisory contracts as of a date which is no more than ten (10) days prior to the Closing.

            (b) Each and all of the agreements to be performed by the Company and each of the Stockholders hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects. Each and all of the conditions to be performed or satisfied by the Company and each of the Stockholders pursuant to this Agreement and the other agreements, documents and instruments contemplated hereby shall have been duly performed or satisfied.

            (c) The Company, the LLC and each of the Majority Stockholders shall have furnished AMG with a certificate or certificates dated as of the date of the Closing with respect to each of the foregoing.

      8.3 Client Consents. Clients of the Company whose advisory agreements provide for the payment (based on the Contract Value of each such advisory agreement) of annual fees constituting at least eighty-five percent (85%) of the Base Fees shall have Consented to the transactions contemplated hereby, and advisory agreements which (based on their Contract Values) represent eighty-five percent (85%) of the Base Fees shall survive the Closing and the LLC Contribution and then be in full force and effect. For purposes of this Section 8.3:

                  (i) "Base Fees" shall mean the annual advisory fees (other than incentive or performance fees) payable to the Company under all its contracts calculated based on assets under management and the fee schedules set forth in the relevant agreements as of December 31, 1997;

                  (ii) "Consent" shall mean (A) with respect to a client whose contract by its terms or under applicable law terminates upon the consummation of the transactions contemplated hereby, that the LLC shall have entered into a new contract on substantially equivalent terms which contract is effective after giving effect to the Closing and the LLC Contribution, (B) with respect to a client whose contract (by its terms or under applicable law) requires written consent from a party or parties thereto for it to survive the transactions contemplated hereby and by the LLC Contribution Agreement, that the Company shall have obtained all such written consents as may be required under such contract or under applicable law, and (C) with respect to a client whose contract does not require written consent (by its terms or under applicable law) from any party thereto for it to survive the transactions contemplated hereby, that the Company shall have obtained such consents as may be required under such contract (including, with respect to the requirement for contracts to include provisions requiring consent to transfer set forth under the Advisers Act, that the Company has complied with Section 5.2 hereof with respect to such contract). Notwithstanding the foregoing, no client of the Company shall be deemed to have given its Consent if such client has expressed an intent to terminate or significantly reduce its investment relationship with the Company (or, after giving effect to the Closing and the LLC Contribution, the LLC) or to adjust the fee schedule with respect to one or more of its contracts in a manner that could materially reduce the fee to the LLC from that client or contract, from that payable to the Company on December 31, 1997 or the date hereof.

                  (iii) "Contract Value" shall mean, (A) with respect to an advisory contract which was in effect on December 31, 1997, the annual advisory fees (other than incentive or performance fees) payable to the Company based on the fee schedule and assets under management set forth in the relevant agreement as of December 31, 1997 (adjusted for any additions and/or withdrawals since December 31, 1997 (other than withdrawals from the Private Funds by the Company to redeem its general partner interests) and for any amendments to the fee schedule since such date), and (B) with respect to an advisory contract which is entered into by the Company after December 31, 1997, the annual advisory fees (excluding for these purposes incentive or performance fees) payable to the Company based on the fee schedule and assets under management set forth in the relevant agreement on the date of such agreement (adjusted for any additions or withdrawals since that date and for any amendments to the fee schedule since such date).

      At the Closing, the Company shall deliver a certificate certifying as to compliance with the foregoing, which certificate includes the calculation of compliance, including a list in the form of subsection (a) of Schedule 3.7 of all investment management or advisory contracts as of the date of calculation, including all the categories of information set forth in subsection (a) of
Schedule 3.7.

      8.4 Transfer. The Company shall have established the escrow fund to fund certain claims, liabilities and obligations under the Escrow Agreement in accordance with Section 1.7 and Section 2.1 hereof.

      8.5 Registration as an Investment Adviser. The LLC shall be registered as an investment adviser under the Advisers Act and the rules and regulations promulgated thereunder and shall be entitled to rely upon the succesor provisions of Section 203(g) under the Adviser's Act, and made appropriate filings under the laws of each state listed on Schedule 3.18(b).

      8.6 Other Approvals. Except as otherwise specifically contemplated hereby, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby so that after the Closing and the LLC Contribution, the LLC shall be able to carry on the business presently being conducted by the Company, in the manner now conducted by the Company, shall have been taken, made or obtained, and any and all other material permits, approvals, consents, Licenses or other actions necessary to consummate the transactions hereunder shall have been received or taken, and none of such permits, approvals, consents or Licenses shall contain any provisions not currently in effect which are unduly burdensome.

      8.7 HSR Act. Any applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

      8.8 Restated LLC Agreement. Each Majority Stockholder and other Persons as described in Schedule 3.4(b)(ii) shall have executed and delivered the Restated LLC Agreement and such Restated LLC Agreement shall be in full force and effect.

      8.9 Employment Agreements. Each Majority Stockholder shall have entered into an Employment Agreement with the LLC and Merger Sub in the form attached hereto as Exhibit

8.9 (the "Employment Agreements"), and each such Employment Agreement shall be in full force and effect.

      8.10 Non Solicitation/Non Disclosure Agreements. Each Person included as a Non-Manager Member in the Restated LLC Agreement attached hereto as Exhibit 2.2 (other than those who entered into Employment Agreements) shall have entered into a Non Solicitation/Non Disclosure Agreement with the LLC and the Company (each a "Non Solicitation Agreement") in the form attached hereto as Exhibit 8.10, and each such Non Solicitation Agreement shall be in full force and effect.

      8.11 Capitalization, Net Worth and Working Capital of the Company and the LLC. The Company's capitalization including ownership of capital stock and options to purchase shares of capital stock shall be as set forth on Schedule
1.7 and Schedule 3.3. The LLC's capitalization, including capital and profits interests and other rights to purchase interests in the LLC shall be as set forth in Schedule 3.4(b)(ii). At the Closing, and after giving effect to the LLC Contribution and taking into account all transaction costs of the Company and the LLC, the LLC shall have a tangible net worth (determined in accordance with GAAP of at least four million dollars ($4,000,000), working capital (defined as current assets less current liabilities) of at least four million dollars ($4,000,000), which shall be not less than the amount necessary for the operation of the business of the LLC, consistent with past practices of the Company, and cash on hand of at least four million dollars ($4,000,000). AMG shall be provided with a certificate from the President of the Company at the Closing representing that the foregoing is true and correct.

      8.12 Delivery. Each of the Company and the Stockholders shall have executed (where applicable) and delivered to AMG (or shall have caused to be executed and delivered to AMG by the appropriate person including, without limitation, the LLC) the following:

            (a) the LLC Contribution Agreement (including all agreements and documents which are schedules thereto) and all such other documents of transfer and assignment as AMG may reasonably require in connection therewith;

            (b) certified copies of resolutions of the board of directors and stockholders of the Company authorizing the execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which the Company is a party (and which the Company executes on behalf of the LLC);

            (c) a copy of the Articles of Organization and By-laws of the Company which, in the case of the Articles of Organization, is certified as of a recent date by the Secretary of State of the Commonwealth of Massachusetts;

            (d) a copy of the Certificate of Formation of the LLC certified as of a recent date by the Secretary of State of the State of Delaware;

            (e) a copy of the Limited Liability Company Agreement of the LLC as in effect immediately prior to the restatement into the Restated LLC Agreement;

            (f) a certificate issued by the appropriate Secretary of State of each state set forth in Schedule 8.12(f) and Schedule 3.2(b) certifying that each of the Company and the LLC, as applicable, are in good standing in such state as of the most recent practicable date;

            (g) true and correct copies of each of the agreements, documents and instruments contemplated hereby (including, without limitation, the Restated LLC Agreement), and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

            (h) a certificate of the Clerk of the Company both on behalf of the Company and for the Company as the Manager of the LLC, certifying that the resolutions, Articles of Organization, limited liability company agreement and By-laws in paragraphs (b), (c) and (e) above are in full force and effect and have not been amended or modified, and that the officers of such corporation or limited liability company are those persons named in the certificate;

            (i) opinions from counsel to the Company and the Stockholders, in substantially the forms of Exhibit 8.12(i), together with a favorable opinion (which may be a "reasoned" opinion) reasonably acceptable in form and substance to AMG from special counsel to the Company and the Stockholders (which counsel shall be reasonably acceptable to AMG) with respect to the enforceability of the non-competition and non-solicitation provisions of the Employment Agreement and the Non-Solicitation Agreement;

            (j) a release of the Company and the LLC from all liabilities other than those arising out of the transactions or agreements contemplated hereby, from each of the Stockholders indicated on Schedule 1.7 in the form attached hereto as Exhibit 8.12(j).

            (k) a Representation Certificate executed by the Company and each of the Majority Stockholders in substantially the form attached hereto as Exhibit 8.12(k);

            (l) a Consent Certificate executed by the Company and each of the Majority Stockholders in substantially the form attached hereto as Exhibit 8.12(l);

            (m) a Capitalization, Net Worth and Working Capital Certificate executed by the Company and each of the Majority Stockholders in substantially the form attached hereto as Exhibit 8.12(m);

            (n) an Escrow Agreement in substantially the form attached hereto as Exhibit 1.7;

            (o) a Supplemental Indemnification Agreement in substantially the form attached hereto as Exhibit 8.12(o) (the "Supplemental Indemnification Agreement");

            (p) an opinion of Bermuda counsel to the Company and each of the Majority Stockholders in substantially the form of Exhibit 8.12(p); and

            (q) all corporate record books of the Company, including minutes of all meetings of stockholders, directors and committees of the Board of Directors, if any, and the stock records of the Company (including all original stock certificates surrendered by the Stockholders); provided, however, that the Company, the LLC and the Majority Stockholder and their respective representatives and agents shall be permitted reasonable access to such books and records during regular business hours upon their prior written request.

      8.13 Material Adverse Effect. Since the date of this Agreement, there shall have been no event which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the LLC, and AMG shall be provided with a certificate from the President of the Company to that effect at the Closing.

SECTION 9.  CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE
            MAJORITY STOCKHOLDERS.

      The obligation of the Company and the Majority Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment (or waiver by the Company), prior to or at the Closing, of the following conditions precedent:

      9.1 No Litigation; No Opposition. No judgment, injunction, order or decree enjoining or prohibiting any of AMG, the Company, the LLC, the Merger Sub or any of the Stockholders or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby, or thereby shall have been entered and no suit, action or proceeding shall be pending or threatened on the date of Closing before or by any court or governmental body seeking to restrain or prohibit the execution and delivery of this Agreement or any of the agreements, documents or instruments contemplated hereby or, the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect on the Company, the LLC (which such materiality determined as if the LLC Contribution shall have previously occurred) or AMG; provided, however, that any threatened suit, action, or proceeding for damages or injunctive relief or suit, action or proceeding only for damages by Former Shareholders that may arise under or relate to the Shareholders Agreement buy not any pending suit, action or proceeding which includes, in addition to any other relief sought, any Preliminary Injunction Motion against the Company, the Majority Stockholders, Merger Sub, the LLC or AMG) shall be disregarded solely for purposes of determining satisfaction of the conditions contained in this
Section 8.1 and not for determining liability under Section 12 hereof. In the event that a Preliminary Injunction Motion is pending at any time prior to the Closing, the parties shall cooperate and use their commercially reasonable efforts to cause such Preliminary Injunction Motion to be denied or dismissed. In the event that such Preliminary Injunction Motion remains pending at the time when the

Closing would otherwise occur, the Closing shall be delayed fifteen (15) days and in the event that such Preliminary Injunction Motion remains pending at such date that is fifteen (15) days after the originally scheduled Closing date, the Closing shall be delayed an additional fifteen (15) days, provided, that the Closing shall occur on the second business day following denial or dismissal of any Preliminary Injunction Motion (or such other date as may be agreed by the parties) and, in any event, the date set forth in Section 10.1 shall be extended through the end of any extension period contemplated hereby.

      9.2   Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of AMG contained in this Agreement and in any Schedule or Exhibit attached hereto and in each other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by AMG or by any person authorized by AMG to make representations on its behalf shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations or warranties as so qualified shall be true in all respects and except to the extent contemplated in Section
8.1 with respect to damages or claims arising out of the Shareholders Agreement) at and as of the Closing as though newly made at such time.

            (b) Each and all of the agreements to be performed by AMG hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects. Each and all of the conditions to be performed or satisfied by AMG at or prior to the Closing pursuant to this Agreement and the other agreements, documents and instruments contemplated hereby shall have been duly performed or satisfied.

            (c) AMG shall have furnished the Majority Stockholders with a certificate dated as of the date of the Closing to the foregoing effect.

      9.3 Client Consent. The conditions set forth in Section 8.3 shall have been met.

      9.4 Delivery. AMG shall have executed and delivered to the Company, the following:

            (a) certified copies of resolutions of the board of directors of AMG and of Merger Sub authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which AMG or Merger Sub, as applicable, is a party;

            (b) a copy of the Amended and Restated Certificate of Incorporation and by-laws of AMG and of the Articles of Organization and By-laws of Merger Sub which, in the case of each of the Amended and Restated Certificate of Incorporation and the Articles of

Organization, is certified as of a recent date by the Secretary of State of the State of Delaware or the Secretary of State of the Commonwealth of Massachusetts as applicable;

            (c) certificates issued by the Secretary of State of the State of Delaware and the Commonwealth of Massachusetts, respectively, certifying that each of AMG and Merger Sub is validly existing and in good standing in the State of Delaware and the Commonwealth of Massachusetts, respectively, as of the most recent practicable date;

            (d) true and correct copies of each of the agreements, documents and instruments contemplated hereby (including, without limitation, the Restated LLC Agreement) to which AMG is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by AMG;

            (e) a certificate of the Secretary of AMG and of Merger Sub certifying that the resolutions, Amended and Restated Certificate of Incorporation, Certificate of Incorporation, and by-laws in paragraphs (a) and
(b) above are in full force and effect and have not been amended or modified, and that the officers of AMG and Merger Sub, as applicable are those persons named in the certificate; and

            (f) an opinion from Goodwin, Procter & Hoar LLP in substantially the form of Exhibit 9.4(f).

      9.5 Registration as an Investment Adviser. The LLC shall have become registered as an investment adviser under the Advisers Act and the rules and regulations promulgated thereunder, and made appropriate filings under the laws of each state where such filings may be necessary (in the reasonable opinion of the Company, which shall not include any states in which the Company is not registered on the date of this Agreement) to enable the LLC, after giving effect to the LLC Contribution Agreement and the Closing, to conduct the business presently conducted by the Company.

      9.6 HSR Act. Any applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

      9.7 Material Adverse Change. There shall have been no event which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on AMG and its Affiliates taken as a whole on a consolidated basis and the Company shall be provided with a certificate from the President, Executive Vice President or any Senior Vice President of AMG to that effect at the Closing. Notwithstanding the foregoing, this Section 9.7 shall not apply to entrance into any letter of intent, commitment letter, contract or other agreement with respect to, or the incurrence of any debt, claim or obligation arising from, (i) debt and/or equity financings which AMG is negotiating, or may have negotiated, or (ii) investments in investment management companies which AMG is negotiating or may have negotiated, which investments have not closed, or
(iii) the properties, assets, liabilities, operations, business or prospects relating to any investment of AMG, which investment may not have closed.

SECTION 10.  TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

      10.1 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

            (a)   by mutual written consent of AMG and the Company;

            (b) by AMG, pursuant to written notice by AMG to the Company and the Stockholders, if any of the conditions set forth in Section 8 of this Agreement have not been satisfied at or prior to June 30, 1998, (as extended pursuant to Section 8.1 and Section 9.1) or if it has become reasonably and objectively certain that any of such conditions, will not be satisfied at or prior to June 30, 1998, such written notice to set forth such conditions which have not been or will not be so satisfied; and

            (c) by the Company, pursuant to written notice by the Company to AMG, if any of the conditions set forth in Section 9 of this Agreement have not been satisfied at or prior to June 30, 1998 (as extended pursuant to Section 8.1 and Section 9.1), or if it has become reasonably and objectively certain that any of such conditions, will not be satisfied at or prior to June 30, 1998 (as extended pursuant to Section 8.1 and Section 9.1), such written notice to set forth such conditions which have not been or will not be so satisfied.

      10.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1; provided, however, that (a) the provisions of this Section 10, Sections 5.13, 5.14, 7.2 and the provisions of Section 14 hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for (i) any material breach of a representation or warranty contained herein (except for such representations and warranties that are qualified by their terms as to materiality, which shall be true in all respects), (ii) any failure to perform and satisfy in all material respects all of the agreements and covenants to be performed hereunder and under the agreements, documents and instruments contemplated hereby at or prior to the Closing, (iii) any failure to perform and satisfy the conditions contained in this Agreement and the other agreements, documents and instruments contemplated hereby, and (c) any party may proceed as further set forth in Section 10.3 below.

      10.3  Right to Proceed.

            (a) Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8 hereof have not been satisfied, AMG shall have the right to proceed with the transactions contemplated hereby; provided, however, that if AMG proceeds with the transactions contemplated hereby notwithstanding the fact that the Company and the

Majority Stockholders have provided written notice to AMG in a Schedule or certificate provided pursuant to this Agreement which describes the nature, scope and extent of the failure of one or more of the conditions specified in
Section 8 hereof to be satisfied, AMG shall, by proceeding, be deemed to have waived its rights hereunder to the extent of any such disclosure except to the extent that such matter or claim may give rise to an indemnification right under the Supplemental Indemnification Agreement.

            (b) Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 9 hereof have not been satisfied, the Company and the Majority Stockholders shall have the right to proceed with the transactions contemplated hereby; provided, however, that if the Company and the Majority Stockholders proceed with the transactions contemplated hereby notwithstanding the fact AMG has provided written notice in a Schedule or certificate provided pursuant to this Agreement or by written notice to the Company and the Majority Stockholders which describes the nature, scope and extent of the failure of one or more of the conditions specified in Section 9 hereof to be satisfied, the Company and the Majority Stockholders shall, by proceeding, be deemed to have waived their rights hereunder to the extent of any such disclosure.

SECTION 11.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

      11.1 Survival of Representations, Warranties and Covenants. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to any other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing until the eighteen month anniversary of the date of the Closing, except for the representations and warranties made (a) in Sections 3.9 and 3.24, (b) in Section 5A and (c) in any way affecting or relating to the Shareholders Agreement, which shall survive until the expiration of the applicable statute of limitations, if any. The expiration of any representation or warranty shall not affect any claim made in reasonable detail prior to the date of such expiration. All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement irrespective of any information obtained by them by any investigation, audit or examination or otherwise.

      11.2 Regulatory Filings. Each of the Stockholders will cooperate with AMG and Merger Sub to enable AMG and Merger Sub to make any and all regulatory filings required by them with respect to the Company, Merger Sub, the LLC or the transactions contemplated hereby (including, by way of example and not of limitation, the filing of tax returns and the withdrawal of the Company as an investment adviser).

SECTION 12.  INDEMNIFICATION.

      12.1 Indemnification by the Majority Stockholders. From and after the Closing the Majority Stockholders agree, jointly and severally, to indemnify and hold AMG, Merger Sub and their respective subsidiaries and affiliates (including, from and after the Closing, the Company and, to the extent the loss is suffered by the LLC, the LLC) and persons serving as officers, directors, partners, members, stockholders or employees thereof (individually an "AMG Indemnified Party" and collectively the "AMG Indemnified Parties") harmless from and against any damages, liabilities, losses (including, without limitation, diminution in value), taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, "Losses") (provided, however, that the measure of Loss shall not include the diminution in trading value of the Common Stock, par value $.01 per share, of AMG), net, in the case of each AMG Indemnified Party, of any insurance proceeds actually received by that AMG Indemnified Party on account of insurance policies the premiums on which were paid by the Company prior to the LLC Contribution or by the LLC, less the aggregate premiums paid by the LLC for such insurance, which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

            (a) fraud, intentional misrepresentation or a deliberate or wilful breach by the Company or any Stockholder of any of their representations, warranties or covenants under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto;

            (b) any breach of any representation, warranty or covenant of the Company or any Stockholder under this Agreement or under any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach; and

            (c) the activities, conduct, business or operation of the Company or the LLC prior to the Closing, or arising out of facts, events or circumstances regarding the Company or the LLC existing prior to the Closing (including, without limitation, whether or not disclosure of such facts, events or circumstances was made herein or on the Schedules hereto) other than executory obligations to be performed after the Closing that arise pursuant to the obligations expressly assumed by the LLC pursuant to the LLC Contribution.

      12.2 Limitations on Indemnification by the Majority Stockholders. Notwithstanding any other provision of this Agreement to the contrary, the right of AMG Indemnified Parties to indemnification under Section 12.1 shall be subject to the following provisions:

            (a) No indemnification shall be payable to any AMG Indemnified Party pursuant to Subsection 12.1(b) or 12.1(c) unless the total of all claims for indemnification pursuant to Section 12.1 shall exceed five hundred thousand dollars ($500,000) in the aggregate, whereupon only amounts of such claims in excess of such amount shall be recoverable in accordance with the terms hereof provided, however, that this limitation shall not apply to claims for indemnification (i) pursuant to
Section 5A, except to the extent that indemnification for Tax matters do not exceed twenty five thousand dollars ($25,000), (ii) in connection with claims arising out of the Escrow Agreement or which had been contemplated to be transferred to the escrow agent pursuant to the Escrow Agreement and Section 2.1 hereof or (iii) subject to the Supplemental Indemnification Agreement;

            (b) No indemnification shall be payable to any AMG Indemnified Party by any individual Majority Stockholder under Section 12.1(b) or 12.1(c) (exclusive of any claims for indemnification for Taxes or based upon or related to breach of any representation, warranty or covenant with respect to Taxes or Tax matters or pursuant to Section 5A hereof or any representation, warranty or covenant with respect to Employee Programs or matters related to Employee Programs) after the payments made by such Majority Stockholder to AMG Indemnified Parties under this Section 12 equals or exceeds the amount set forth opposite such Majority Stockholder's name on Schedule 12.2(a) (it being understood that amounts payable with respect to indemnification for Taxes or based upon or related to breach of any representation, warranty or covenant with respect to Taxes or Tax matters or pursuant to Section 5A hereof or any representation, warranty or covenant with respect to Employee Programs or matters related to Employee Programs or under the Supplemental Indemnification Agreement shall not be subject to this limitation or considered for purposes of this calculation); and

            (c) No indemnification shall be payable to an AMG Indemnified Party with respect to claims asserted pursuant to Subsection 12.1(b) or 12.1(c) after the eighteen month anniversary of the date of the Closing (the "Indemnification Cut-Off Date"); provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by
Section 12.5 hereof prior to the Indemnification Cut-Off Date and claims for indemnification for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or pursuant to
Section 5A hereof or Employee Programs or Tax matters or matters related to Employee Programs or under Supplemental Indemnification Agreement shall continue until the expiration of all applicable statutes of limitation with respect thereto.

      12.3 Indemnification by AMG. AMG agrees to indemnify and hold the Majority Stockholders (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty or covenant made by AMG in this Agreement or in any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

      12.4 Limitation on Indemnification by AMG. Notwithstanding the foregoing, the right of Stockholder Indemnified Parties to indemnification under Section
12.3 shall be subject to the following provisions:

            (a) No indemnification pursuant to Section 12.3 shall be payable to the Stockholder Indemnified Parties, unless the total of all claims for indemnification pursuant to Section 12.3 shall exceed five hundred thousand dollars ($500,000) in the aggregate, whereupon only amounts of such claims in excess of such amount shall be recoverable in accordance with the terms hereof; and

            (b) No indemnification pursuant to Section 12.3 shall be payable to a Stockholder Indemnified Party after the payments made by AMG to Stockholder Indemnified parties under this Section 12 equal or exceed forty million dollars ($40,000,000); and

            (c) No indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 12.3 above after the Indemnification Cut-Off Date; provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 12.5 hereof prior to the Indemnification Cut-Off Date.

      12.5 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall include a reasonable summary of the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately done and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of each indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. Each indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include either both the indemnifying party


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

and/or one or more indemnified parties and an indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, an indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party to, after three (3) business days notice to the indemnifying party of its intent to do so, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

      12.6  Satisfaction of Indemnification Obligations.

            (a) In order to satisfy the indemnification obligations of the Majority Stockholders pursuant to Section 12.1 above, an AMG Indemnified Party shall have the right (in addition to collecting directly from the Majority Stockholders) to set off its indemnification claims against (i) any and all amounts of interest and principal under any promissory note issued to such Stockholder pursuant to the provisions of Section 3.11 of the Restated LLC Agreement (whether or not then due and payable) in accordance with the terms of such note, and/or (ii) any and all amounts to be distributed to such Majority Stockholder by the LLC, whether or not such right of set-off is specifically provided for in the Restated LLC Agreement and/or (iii) any and all amounts owed or which become owed to such Majority Stockholder or any Permitted Transferee (as such term is defined in the Restated LLC Agreement) of such Majority Stockholder by AMG, the Company or the LLC pursuant to the provisions of Sections 3.11 or 7.1 of the Restated LLC Agreement.

            (b) In connection with indemnification obligations of the Majority Stockholders pursuant to Section 12.1 above, on the date on which any amount is payable by a Majority Stockholder to an AMG Indemnified Party pursuant to this
Section 12, such Majority Stockholder shall pay such amount to such AMG Indemnified Party as follows:

                  (i) such Majority Stockholder shall pay such AMG Indemnified Party an amount in cash (by wire transfer of immediately available funds) equal to the amount payable by such Majority Stockholder to such AMG Indemnified Party on such date, multiplied by sixty percent (60%); and

                  (ii) such Majority Stockholder shall pay such AMG Indemnified Party a number of AMG Shares or shares of Common Stock, $.01 par value per share, of AMG ("AMG Common Stock"), the value of which is equal to the amount payable by such Majority Stockholder to such AMG Indemnified Party on such date, multiplied


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

      by forty percent (40%), with each such AMG Share or share of Common Stock being free of any Claims. For purposes of the preceding sentence, each AMG Share and each share of AMG Common Stock shall be considered to have a value of twenty-six dollars and fifty cents ($26.50) per share (as appropriately adjusted for stock splits, stock dividends and the like). If a Majority Stockholder fails to deliver the number of AMG Shares or shares of AMG Common Stock on the date and in the manner set forth in clause (ii) above (including, without limitation, being free of any Claims) then such Majority Stockholder shall be required to fulfill the payment obligation in cash together with an additional payment of ten percent (10%) of such payment obligation (which payments shall immediately be made by wire transfer of immediately available funds) and, thereafter, such Majority Stockholder shall be required to fulfill all payment obligations under this Section 12 in full, in cash (by wire transfer of immediately available funds).

      12.7 Procedure. In the event that AMG makes any claim for indemnification pursuant to this Section 12, AMG shall use commercially reasonable efforts to pursue such claim against each of the Majority Stockholders in a single action. The foregoing shall have no effect on the joint and several indemnification obligations of the Majority Stockholders hereunder.

      12.8 Exclusive Remedy. Except in the case of claims arising out of, based upon or related to fraud of the Company or any Majority Stockholder, the indemnification in this Section 12 shall be the exclusive remedy available to any indemnified party against any indemnifying party for any Losses arising out of or based upon the matters set forth in Section 12.1 and 12.3 of this Agreement, provided, however, that nothing herein shall (i) limit the non-monetary equitable remedies of any party hereto in respect of any breach of any covenant or other agreement of any party required to be performed after the Closing, (ii) limit the right or remedies of any party hereto under Section 5A hereof, or (iii) limit the rights or remedies of any party hereto under the Supplemental Indemnification Agreement. Any and all disputes between the parties (except to the extent non-monetary equitable remedies are sought) shall be resolved as contemplated in Section 14.2.

SECTION 13.  DEFINITIONS.

      13.1 Definitions. For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 13.1

      "Adjustment Fractions" shall have the meaning specified in Section 1.7(b) hereof.

      "Advisers Act" shall mean the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.


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

      "Affiliate" shall mean with respect to any person or entity (herein the "first party"), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (b) otherwise direct the management or policies of such person or entity by contract or otherwise.

      "AMG" shall mean Affiliated Managers Group, Inc., a Delaware corporation, or any of its permitted assigns hereunder.

      "AMG Indemnified Party" shall have the meaning specified in Section 12.1 hereof.

      "AMG Shares" shall have the meaning specified in Section 1.7 hereof.

      "Articles of Organization" shall mean the Company's Articles of Organization, as amended to the date of this Agreement.

      "Base Balance Sheet" shall mean the audited balance sheet of the Company of November 30, 1996.

      "Base Fees" shall have the meaning specified in Section 8.3 hereof.

      "Certificate of Designations" shall have the meaning specified in
Section 1.7(a) hereof.

      "Claims" shall mean any restrictions, liens, claims, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever.

      "Class A Stock" shall mean the Company's Class A Non-Voting Common Stock, par value $1.00 per share.

      "Closing" shall have the meaning specified in Section 1.8 hereof.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor code thereto. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

      "Common Stock" shall mean the Company's Common Stock, $.01 par value per share.

      "Company" shall mean Essex Investment Management Company, Inc., a Massachusetts corporation.


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

      "Company Shares" shall have the meaning set forth in the preamble hereto, provided that such number shall be reduced to the extent any Company Shares are redeemed prior to the Closing pursuant to Section 5.5.

      "Consent" shall have the meaning specified in Section 8.3 hereof.

      "Contract Value" shall have the meaning specified in Section 8.3 hereof.

      "Delaware Act" shall mean the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101, et. seq., as amended from time to time, and any successor to such act.

      "Election Forms" shall have the meaning specified in Section 5A.1.

      "Elections" shall have the meaning specified in Section 5A.1.

      "Employment Agreement" shall have the meaning specified in Section 8.8 hereof.

      "Employment Arrangement" shall have the meaning specified in Section 3.25(c) hereof.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such act.

      "ERISA Client" shall have the meaning specified in Section 3.7(b) hereof.

      "Escrow Agreement" shall have the meaning specified in Section 1.7 hereof.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor to such act.

      "Existing Certificate of Formation" shall mean the Certificate of Formation of the LLC, as amended to the date of this Agreement.

      "Existing LLC Agreement" shall mean the Limited Liability Company Agreement of the LLC dated as of January 12, 1998, which is the Limited Liability Company Agreement of the LLC on the date of this Agreement and immediately prior to its amendment and restatement into the Restated LLC Agreement.

      "Foreign Fund" shall mean Essex High Technology Fund (Bermuda), L.P.

      "Former Shareholders" shall have the meaning set forth in Section 5.12(c) hereof.

      "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.


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

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnification Cut-Off Date" shall have the meaning specified in Section 12.2(b) hereof.

      "Intellectual Property" shall have the meaning set forth in Section 3.14(a) hereof.

      "Investment Company Act" shall mean the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such act.

      "Investment Laws and Regulations" shall have the meaning set forth in
Section 3.17 hereof.

      "Investment Management Services" shall mean any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), or (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), and activities related or incidental thereto.

      "IRS" shall mean the Internal Revenue Service.

      "Knowledge" with respect to the Majority Stockholders and the Company shall mean, in the case of the "knowledge" of the Company, the actual knowledge of each employee of the Company, and, in the case of the knowledge of any Majority Stockholder, the actual knowledge of each of the Stockholders, whether or not they are a party to this Agreement.

      "Leased Real Property" shall have the meaning specified in Section 3.6(a) hereof.

      "Licenses" shall have the meaning specified in Section 3.18(b) hereof.

      "LLC" shall mean Essex Investment Management Company, LLC, a Delaware limited liability company.

      "LLC Contribution" shall have the meaning specified in Section 2.1 hereof.

      "LLC Contribution Agreement" shall have the meaning specified in Section
2.1 hereof.

      "Loss or Losses" shall have the meaning specified in Section 12.1 hereof.

      "Material Adverse Effect" shall mean, with respect to a Person, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such Person.


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

      "Merger" shall have the meaning specified in Section 1.1 hereof.

      "Merger Consideration" shall have the meaning specified in Section 1.7 hereof.

      "Merger Sub" shall have the meaning specified in the preamble hereof.

      "Mutual Funds" shall mean Capital Appreciation Fund, a series of the Managers Funds, a Massachusetts business trust, which to the knowledge of the Company and the Majority Stockholders is duly registered under the Investment Company Act.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "Non Solicitation Agreement" shall mean a Non Solicitation/Non Disclosure Agreement substantially in the form attached hereto as Exhibit 8.9.

      "Owned Real Property" shall have the meaning specified in Section 3.6(a) hereof.

      "Person" shall mean any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

      "Preliminary Injunction Motion" shall have the meaning specified in
Section 8.1 hereof.

      "Private Funds" shall mean Essex Flexport Fund, Limited Partnership (Small Cap Pool, Mid Cap Pool, Large Cap Pool), Corn Hill Series Fund, Limited Partnership (High Performance, Growth) Essex Safe Harbor Fund, Limited Partnership, Essex Performance Fund, Limited Partnership, Essex Special Growth Opportunities Fund, L.P., Essex High Technology Fund, L.P., Spruce Investment Partners, L.P. and The New Discovery Fund Limited.

      "Real Property" shall have the meaning specified in Section 3.6(a) hereof.

      "Redemption Agreement" shall have the meaning specified in Section 1.3 hereof.

      "Restated LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of the LLC in substantially the form attached hereto as Exhibit 2.2, as the same may be amended from time to time in accordance with its terms.

      "SEC" shall mean the Securities and Exchange Commission, or any successor agency thereto.


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

      "Securities Act" shall mean the Securities Act of 1933, as the same may be amended from time to time, and any successor to such act.

      "Shareholders Agreement" shall have the meaning specified in Section 8.1 hereof.

      "Stockholder" shall mean a holder of the Company's capital stock listed on
Schedule 1.7 hereto.

      "Stockholder Indemnified Party" shall have the meaning specified in
Section 12.3 hereof.

      "Supplemental Purchase Agreement" shall mean the Purchase Agreement in the form of Exhibit 1.12 by and between the parties hereto and each Stockholder.

      "Supplemental Indemnification Agreement" shall have the meaning set forth in Section 8.12(o) hereof.

      "Surviving Corporation" shall have the meaning set forth in Section 1.1 hereof.

      "Taxes" shall have the meaning specified in Section 3.9(a) hereof.

      "Taxing Authority" shall have the meaning specified in Section 3.9(c) hereof.

      "Valuation" shall mean the value of the AMG Shares determined by an independent party retained by AMG and the Company to calculate the value of the AMG Shares for federal income tax and other purposes.

      "Valuation Report" shall mean the report prepared by the independent party pursuant to the Valuation.

SECTION 14.  MISCELLANEOUS.

      14.1 Fees and Expenses. The rights and obligations of the parties hereto with respect to fees and expenses, except to the extent expressly set forth herein, are as follows:

            (a) AMG shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby. The Stockholders and the Company shall pay their own expenses and the expenses of the Company and the LLC incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby; provided, however, that AMG shall pay (i) the organizational costs of the LLC including the filing fees of the LLC the


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

various states to the extent the LLC has presented AMG with an invoice therefor at or prior to the Closing, and (ii) fifty percent (50%) any filing fees required under the HSR Act. In addition, the Company shall pay fifty percent (50%) of any filing fees required under the HSR Act.

            (b) The Stockholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Shares to AMG as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, and all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company.

      14.2 Dispute Resolution. The parties agree that from and after the Closing, any and all disputes, claims, or controversies between them arising out of or relating to this Agreement including the Exhibits hereto (except to the extent otherwise set forth therein) and the transactions contemplated hereby that are not resolved by their mutual agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in Massachusetts before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules (and, if practicable shall have experience in the investment advisory industry) and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules. The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. This clause applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration, if they first obtain a decision from the arbitrator to so proceed. The provisions of this Section 14.2 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. The provisions of this
Section 14.2 shall not apply from the date of this Agreement through the date of the Closing.

      14.3 Waivers. Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the


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

provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

      14.4 Governing Law. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

      14.5 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO AMG:                          Affiliated Managers Group, Inc.
                                 Two International Place, 23rd Floor
                                 Boston, MA  02110
                                 Attn: Nathaniel Dalton, Senior Vice President Facsimile No.: (617) 747-3380

With a copy to:                  Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                                 Boston, MA  02109
                                 Attn: Elizabeth Shea Fries
                                 Facsimile No.:  (617) 523-1231

TO MERGER SUB:                   c/o Affiliated Managers Group, Inc.
                                 Two International Place, 23rd Floor
                                 Boston, MA  02110
                                 Attn:  Nathaniel Dalton, Senior Vice President
                                 Facsimile No.:  (617) 747-3380

With a copy to:                  Goodwin, Procter & Hoar  LLP
                                 Exchange Place
                                 Boston, MA  02109
                                 Attn: Elizabeth Shea Fries
                                 Facsimile No.:  (617) 523-1231


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

TO COMPANY:                      Essex Investment Management Company Inc.
                                 125 High Street, 29th Floor
                                 Boston, MA 02110-2702
                                 Attn:  Christopher P. McConnell
                                 Facsimile No.:  (617) 342-3392

With a copy to:                  Dechert Price & Rhoads
                                 4000 Bell Atlantic Tower
                                 1717 Arch Street
                                 Philadelphia, Pennsylvania 19103-2793
                                 Attn: Christopher G. Karras
                                 Facsimile No.: (215) 994-2222

TO ANY STOCKHOLDER:              To that Stockholder at the address set
                                 forth under such Stockholder's name as Schedule
                                 1.7.

In each case, with a copy to:    Dechert Price & Rhoads
                                 4000 Bell Atlantic Tower
                                 1717 Arch Street
                                 Philadelphia, Pennsylvania 19103-2793
                                 Attn: Christopher G. Karras
                                 Facsimile No.: (215) 994-2222

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

      14.6 Entire Agreement; Severability. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      14.7 Assignability; Binding Effect. This Agreement or any of the obligations or rights hereunder (a) may not be assigned by AMG or Merger Sub, without the prior written consent of the Company, other than to an entity under the control of AMG, and (b) may not be


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

assigned by any of the Majority Stockholders or the Company without the prior written consent of AMG. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

      14.8 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

      14.9 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may (a) be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) executed by facsimile.

      14.10 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by AMG and the Company and the Majority Stockholders, or in the case of a waiver, the party waiving compliance.

      14.11 Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of AMG and the Company, which consent shall not be unreasonably withheld, except as is otherwise required by applicable laws, rules and regulations (including, without limitation, the HSR Act, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder).

      14.12 Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the Commonwealth of Massachusetts for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 14.5 hereof. The parties agree that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law and shall affect the right of a party to service legal process or to bring any action or proceeding in the carts of other jurisdictions.

      14.13 Guarantee. AMG shall cause Merger Sub to perform and carry out its obligations under, and the transactions contemplated by, this Agreement.


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

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                      AMG:

                                      AFFILIATED MANAGERS GROUP, INC.

                                      By: /s/ William J. Nutt
                                          ----------------------------
                                          Name: William J. Nutt
                                          Title: President and Chief Executive
                                                 Officer

                                      MERGER SUB:

                                      CONSTITUTION MERGER SUB, INC..

                                      By: /s/ Sean M. Healey
                                          ----------------------------
                                          Name: Sean M. Healey
                                          Title: President

                                      COMPANY:

                                      ESSEX INVESTMENT MANAGEMENT
                                      COMPANY, INC.

                                      By: /s/ Joseph C. McNay
                                          ----------------------------
                                          Name: Joseph C. McNay
                                          Title: Chairman


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

                                      STOCKHOLDERS:


                                      /s/ Joseph C. McNay
                                      -------------------------------
                                      Joseph C. McNay


                                      /s/ Stephen D. Cutler
                                      -------------------------------
                                      Stephen D. Cutler


                                      /s/ Stephen R. Clark
                                      -------------------------------
                                      Stephen R. Clark


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